Exhibit 10.9

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION VERSION

EVALUATION, OPTION AND LICENSE AGREEMENT

This Evaluation, Option and License Agreement (the “Agreement”) is made as of December 19, 2018 (the “Effective Date”) by and between Ayala Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at c/o PHS Corporate Services, 1313 N. Market Street, Suite 5100, Wilmington, DE 19801 (“Ayala”) and Novartis International Pharmaceutical Limited, with its principal offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Ayala and Novartis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of Ayala and Novartis are in the business of discovering, developing and commercializing pharmaceutical products;

WHEREAS, the Novartis’ Affiliate, Novartis Institutes for BioMedical Research, Inc. (“NIBRI”), and Ayala, contemporaneously with this Agreement, are entering into a Stock Purchase Agreement and associated investment agreements, dated as of the date hereof, pursuant to which NIBRI will acquire a $10 million equity stake in Ayala (the “SPA”);

WHEREAS, Ayala and its Affiliates Control (as defined below) certain intellectual property rights with respect to the Compound (as defined below);

WHEREAS, Novartis wishes to have access to the Compound and certain other related materials and related intellectual property rights in order for Novartis and its Affiliates to evaluate the Compound and its possible use in the Field (as defined below) in combination with certain proprietary Novartis pharmaceutical products, and to obtain an option to license the Compound pursuant to and on the terms set forth in this Agreement; and

WHEREAS, in connection with the foregoing, Novartis desires to obtain from Ayala, and Ayala desires to grant to Novartis, the right to access the Compound and the license option set forth herein with respect to the Compound, subject to and in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1 “Accounting Standards” means (a) with respect to Novartis, IFRS (International Financial Reporting Standards), as generally and consistently applied throughout Novartis’ organization and (b) with respect to Ayala, U.S. GAAP, as generally and consistently applied throughout Ayala’s organization.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.2 “Acquirer” shall have the meaning given to it in Section 12.2.2(a).

1.3 “Acquiring Party” shall have the meaning given to it in Section 12.2.2(b).

1.4 “Acquisition Third Party” shall have the meaning given to it in Section 12.2.2(b).

1.5 “Acquisition Transaction” shall have the meaning given to it in Section 12.2.2(b).

1.6 “Act” shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time, and its implementing regulations.

1.7 “Additional Indication” shall have the meaning given to it in Section 4.3(a).

1.8 “Additional Indication Notice” shall have the meaning given to it in Section 4.3(a).

1.9 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. With respect to the definitions of Ayala Patents and Ayala Know-How, and with respect to the grant of license rights by Ayala to Novartis under Section 4.1 in respect thereof, “Affiliates” of Ayala shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Ayala.

1.10 “Agreement” shall have the meaning given to it in the preamble.

1.11 “Alliance Manager” shall have the meaning given to it in Section 6.1.

1.12 “Applicable Laws” means all applicable laws, statutes, rules, regulations, codes, administrative or judicial orders, judgments, decrees, injunctions and/or ordinances of any Governmental Authority, and common law or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended.

1.13 “Ayala” shall have the meaning given to it in the preamble.

1.14 “Ayala Improvements” has the meaning set forth in Section 8.2.1.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.15 “Ayala Indemnified Party” shall have the meaning given to it in Section 15.1.

1.16 “Ayala Intellectual Property” shall mean the Ayala’s rights in Ayala Patents and Ayala Know-How.

1.17 “Ayala Know-How” shall mean any Know-How Controlled by Ayala as of the Effective Date and/or during the Option Term that is necessary for the Development, Manufacture, use or Commercialization of the Compound or Product, including any applicable Ayala Improvements.

1.18 “Ayala Patents” shall mean the Patents set forth on Exhibit A hereto, together with any Patents included in the Ayala Improvements.

1.19 “Bi-Annual Evaluation Report” shall have the meaning given to it in Section 2.3.1(c).

1.20 “BMS” means Bristol-Myers Squibb Company.

1.21 “BMS License Agreement” shall mean the License Agreement between BMS and Ayala, dated November 29, 2017.

1.22 “Business Day” means a day other than a Saturday, Sunday, or any day on which commercial banks located in Cambridge, Massachusetts, Basel, Switzerland, or Tel Aviv, Israel are authorized or obligated by Applicable Law to close.

1.23 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that the last Calendar Quarter of the Product Term will end upon the expiration or termination of this Agreement.

1.24 “Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31; provided, however, that the last Calendar Year of the Product Term will begin on January 1 of the Calendar Year in which this Agreement expires or terminates and end upon the expiration or termination of this Agreement.

1.25 “Claim” shall mean any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

1.26 “Clinical Evaluation Materials” shall have the meaning given to it in Section 2.1(a).

1.27 “Clinical Study” means any clinical testing of Product in human subjects, including any Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study, or Registration or Pivotal Study.

1.28 “Commercialization” or “Commercialize” shall mean any and all activities directed to and including marketing, promoting, advertising, distributing, disposing, offering for sale, selling, Labeling and Packaging, final product release testing, exporting and importing of a pharmaceutical product for commercial sale (to the extent applicable).

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.29 “Commercially Reasonable Efforts” means [***].

1.30 “Competing Program” shall have the meaning given to it in Section 12.2.2(a).

1.31 “Compound” shall mean Ayala’s proprietary compound known as AL102 and described in Exhibit B, and any salt, free acid/base, solvate, hydrate, stereoisomer and polymorphic form thereof, and any prodrug, metabolite, conjugate or complex thereof.

1.32 “Compound Specifications” shall mean, with respect to the research grade Compound provided for the Evaluation Studies, those specifications set forth on Schedule 1.32 hereto.

1.33 “Confidential Information” shall mean the terms of this Agreement and all information or data of a proprietary or confidential nature which is owned or Controlled and provided or otherwise made available by or on behalf of one Party (“Disclosing Party”) to the other Party to this Agreement (the “Receiving Party”) either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement (or the Confidentiality Agreement). Confidential Information shall include, in the case of Ayala, Ayala Know-How and financial or other non-scientific or non-technical business information regarding Ayala made available to Novartis in connection with this Agreement; and in the case of Novartis, any and all Know-How of Novartis relating to Novartis’ or Novartis’ collaborators’ products (i.e., other than Compounds and/or Products), whether commercialized or in development, or the Development, Manufacture or Commercialization of any of the foregoing, or related clinical or regulatory affairs; information generated in the Program relating to the Compound and/or Products; and financial or other non-scientific or non-technical business information regarding Novartis, its Affiliates, or their collaborators made available to Ayala in connection with this Agreement. Confidential Information will be deemed not to include:

(a) information which is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Affiliates;

(b) information which the Receiving Party can demonstrate by its written records was known by the Receiving Party or any of its Affiliates prior to the disclosure thereof by the Disclosing Party;

(c) information which is independently developed by the Receiving Party or any of its Affiliates, so long as such development does not result from use of Confidential Information of the Disclosing Party, and such independent development can be demonstrated by written records of the Party claiming such independent development or any of its Affiliates; and

(d) information that becomes available to the Receiving Party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who has the right to make such disclosure.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified above shall not relieve the Party who obtained or received such excluded item from that Party’s obligation of confidentiality and non-use (i) as to any other item of Confidential Information of the other Party or (ii) as to the relationship of such excluded item to any other item of Confidential Information of the other Party.

1.34 “Confidentiality Agreement” shall mean the Confidentiality Agreement (Mutual) between Ayala and Novartis Institutes for BioMedical Research, Inc., dated as May 3, 2018.

1.35 “Control” or “Controlled” shall mean, with respect to any compound, material, information or intellectual property right, that the Party owns or has a license to such compound, material, information or intellectual property right and has the ability to grant to the other Party a license or a sublicense (as applicable under this Agreement) to such compound, material, information or intellectual property right as provided for herein without violating (a) the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such license or sublicense or (b) any Applicable Laws with respect to such license or sublicense.

1.36 “CTA” means a Clinical Trial Application, filed with a Regulatory Authority other than the FDA.

1.37 “Damages” shall mean all damages, losses (including any diminution in value), liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs or expenses of any kind or nature whatsoever incurred or paid in connection with any Claim or threatened Claim (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with such Claim or threatened Claim).

1.38 “Debtor” shall have the meaning given to it in Section 17.1(c).

1.39 “Development” or “Develop” shall mean all activities that relate to (a) obtaining or maintaining Regulatory Approval for a pharmaceutical product or (b) developing the process for the Manufacture of clinical and commercial quantities of a pharmaceutical product. This includes (i) the conduct of non-human animal studies, including preclinical studies and toxicology studies, and clinical studies of all phases and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain or maintain Regulatory Approval of a pharmaceutical product, including the services of outside advisors in connection therewith, including its legal counsel and regulatory consultants, but excludes (x) Commercialization and (y) the Manufacture and accumulation of commercial inventory of a pharmaceutical product.

1.40 “Effective Date” shall have the meaning given to it in the preamble.

1.41 “EMA” shall mean the European Medicines Agency or any successors to its responsibilities with respect to pharmaceutical products such as the Products.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.42 “European Union” means the countries that are members of the European Union as of the Effective Date or that become members of the European Union thereafter, and includes, for the avoidance of doubt, any countries that as of the Effective Date, or at any point during the Product Term thereafter, cease being members of the European Union, but that remain subject to any Applicable Law of the European Union.

1.43 “Evaluation Committee” shall have the meaning given to it in Section 2.2.

1.44 “Evaluation Materials” shall mean the Nonclinical Evaluation Materials and the Clinical Evaluation Materials.

1.45 “Evaluation Studies” shall mean the studies described on Exhibit C attached hereto.

1.46 “Exclusivity Product” shall mean any compound having an IC50 for inhibition of BCMA shed by gamma secretase of no greater than 1 micromolar, as measured by effect on BCMA in KMS11 cell line models, or any pharmaceutical product containing such a compound.

1.47 “FDA” shall mean the United States Food and Drug Administration or any successors to its responsibilities with respect to pharmaceutical products such as the Products.

1.48 “Field” shall mean the diagnosis, prophylaxis, treatment, or prevention of multiple myeloma in humans.

1.49 “Final Evaluation Report” shall have the meaning given to it in Section 2.3.1(e).

1.50 “First Commercial Sale” means, with respect to any Product in the Field in any country in the Territory, the first sale for use or consumption by the general public of such Product in the Field in such country after Regulatory Approval of such Product in the Field in such country has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country. Sales or transfers of reasonable quantities of a Product for research or Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.51 “Follow-On Press Release” shall have the meaning given to it in Section 13.2.

1.52 “GMPs” shall mean current Good Manufacturing Practices as defined from time to time by the Act and related regulations or any successor laws or regulations or the equivalent foreign Applicable Laws governing the manufacture, handling, storage and control of the Compound including as required in the United States and the European Union.

1.53 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority).

1.54 “IND” means an Investigational New Drug Application filed with the FDA.

1.55 “Initial Press Release” shall have the meaning given to it in Section 13.2.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.56 “Know-How” shall mean any proprietary or non-public technical, scientific or clinical information, in any tangible or intangible form, including know-how, information, ideas, inventions, works of authorship, trade secrets, technology, data (including pharmacological, toxicological and clinical test data), results, materials, expertise, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations and formulae, including any intellectual property rights embodying any of the foregoing, but excluding Patents.

1.57 “Label” means, with respect to a Product, all labels and other written, printed, or graphic matter (a) on the Product containers or wrappers, or (b) accompanying the Product.

1.58 “Labeling and Packaging” means the final product labeling and packaging of the Product, including materials to be inserted such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product.

1.59 “License” shall have the meaning given to it in Section 4.1.

1.60 “MAA” means a marketing authorization application filed for Regulatory Approval in the European Union of the applicable Product.

1.61 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a pharmaceutical compound or product, and/or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and finished product testing, warehousing, storage and release of product, quality assurance activities related to manufacturing and release of product and ongoing stability tests and regulatory activities related to any of the foregoing.

1.62 [NOTE USED]

1.63 “NDA” shall mean, for a particular Product, its United States New Drug Application, filed with the FDA, as such application may be amended or supplemented from time to time, or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national entity such as the European Union) for the purpose of obtaining approval to market and sell a drug product in such jurisdiction.

1.64 “Net Sales” means the net sales recorded by Novartis or any of its Affiliates or sublicensees (excluding distributors and wholesalers) for any Product sold to Third Parties other than such sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [***] percent ([***]%) for direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales are the following, applied without duplication:

(a) normal and customary trade and cash discounts;

(b) amounts repaid or credited by reasons of defects, rejections, recalls or returns;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) rebates and chargebacks to customers and third parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d) amounts provided or credited to customers through coupons and other discount programs;

(e) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(f) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(g) other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.

With respect to the calculation of Net Sales:

(i) Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales;

(ii) If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under Novartis Accounting Standards are met; and

(iii) In the event that the Product is sold in a finished dosage form containing the Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the Compound as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Compound and other active ingredient components that are included in the Combination Product, then Novartis shall be entitled to make a proportional adjustment to such prices in calculating the royalty- bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single Compound or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

1.65 “Nonclinical Evaluation Materials” shall have the meaning given to it in Section 2.1(a).

1.66 “Novartis” shall have the meaning given to it in the preamble.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.67 “Novartis Group” shall mean, collectively, Novartis and its Affiliates and sublicensees (including distributors or commercial partners).

1.68 “Novartis Indemnified Party” shall have the meaning given to it in Section 15.2.

1.69 “Option” shall have the meaning given to it in Section 3.1.

1.70 “Option Exercise Date” shall have the meaning given to it in Section 3.2.

1.71 “Option Term” shall have the meaning given to it in Section 3.1.

1.72 “Other Information” shall mean (a) information relating to a disapproval or cancellation of Regulatory Approval of a Compound and/or Product by the relevant Regulatory Authority of any jurisdiction; (b) information on modifications required to be made in the contents of a Regulatory Approval of a Product or an application therefor in any jurisdiction in order to prevent, or to warn against risks of, death, bodily harm or other severe adverse event; (c) information on withdrawal of a Product from the marketplace in any jurisdiction; (d) information on important revisions of the warnings or precautions in the usage of a Product as set forth in the Label pursuant to a Regulatory Approval or an application therefor in any jurisdiction; and (e) any information about the Compound or Product which would reasonably be expected to impact the continued Development or Commercialization of a Product in any jurisdiction.

1.73 “Parties” shall have the meaning given to it in the preamble.

1.74 “Patents” shall mean all issued patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, any application for patent filed hereafter or patent issued hereafter in any jurisdiction claiming priority to any such application for patent, letters patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

1.75 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.76 “Pharmacovigilance Agreement” shall have the meaning given to it in Section 12.1.2.

1.77 “Phase I Clinical Studies” shall mean those studies that include the initial introduction of a drug into humans, to determine the metabolic and pharmacologic actions of the drug (as a single agent or in combination) in humans, as more fully defined in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.78 “Phase II Clinical Studies” shall mean early controlled human clinical studies conducted to obtain some preliminary data on the appropriate dose range and effectiveness of a drug (as a single agent or in combination) in a disease or condition under study, as more fully defined in 21 C.F.R. §312.21(b) or its successor regulation, or the equivalent in any foreign country.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.79 “Phase IIb Clinical Studies” shall mean controlled, multicenter Phase II Clinical Studies in patients with the disease or condition under study which are conducted after a proof of concept study to further evaluate efficacy and safety in the Field.

1.80 “Phase III Clinical Studies” shall mean expanded and controlled human clinical studies involving administration of a drug to sufficient numbers of human patients with the goal of establishing that a drug (as a single agent or in combination) is safe and efficacious for its intended use, and to be considered as a pivotal study for submission of an NDA, as more fully defined in 21 C.F.R. §312.21(c) or its successor regulation, or the equivalent in any foreign country.

1.81 “Pre-Acquisition Agreement” shall have the meaning given to it in Section 12.2.2(b).

1.82 “Product” shall mean any pharmaceutical product containing the Compound as the sole active ingredient, in all forms, presentations, formulations, and dosage forms.

1.83 “Product Specifications” means those Manufacturing, performance, quality- control release, and other specifications for Compound (including the Compound Specifications) or Product in the Territory, which are agreed by the Parties in writing, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

1.84 “Product Term” shall mean the period beginning as of the Effective Date and extending until the earlier of (a) such time as no Product is being Developed or Commercialized by any member of the Novartis Group or (b) termination of this Agreement as provided herein (including pursuant to Section 3.1 or Article XIV).

1.85 “Program” shall mean all activities related to the Development and Commercialization of Compound or Products in the Territory in the Field performed by or on behalf of Ayala (or its Affiliates) or Novartis (or its Affiliates) pursuant to this Agreement.

1.86 “Program Improvements” shall mean any and all Know-How, Patents and all other intellectual property developed by or on behalf of Novartis (or its Affiliates) or jointly by Novartis and Ayala or any of their respective Affiliates, in connection with the Program.

1.87 “Program Transfer Provisions” shall have the meaning given to it in Section 14.2.5.

1.88 “Protective Action” shall have the meaning given to it in Section 9.2.1.

1.89 “Quality Agreement” shall have the meaning set forth in Section 3.3.

1.90 “Registration or Pivotal Study” shall mean a Phase III Clinical Study, a combined Phase II Clinical Study/Phase III Clinical Study, or any Phase II Clinical Study in lieu of a Phase III Clinical Study, or any well-controlled study intended to provide the substantial evidence of efficacy necessary and sufficient to support an NDA filing.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.91 “Regulatory Approval” shall mean: (a) in the United States, written notice of marketing approval by the FDA based on approval of an NDA and satisfaction of any related applicable FDA registration and notification requirements (if any) which are required before a product may be commercially sold in the United States; and (b) in any other country in the Territory, written notice of required marketing approval by the Regulatory Authority having jurisdiction in such country and satisfaction of related applicable registration and notification requirements (if any) which are required before a product may be commercially sold in such country (including, where commercially necessary, satisfactory Label and pricing approval, and, if commercially necessary or for commercial sale of a pharmaceutical, governmental or Third Party reimbursement approval and/or inclusion on any governmental formularies effective in such country).

1.92 “Regulatory Authority” shall mean, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval for a pharmaceutical product, including (a) the FDA, (b) the EMA, and (c) the European Commission, or the successor of any such Governmental Authority.

1.93 “Sales & Royalty Report” has the meaning set forth in Section 5.2.4.

1.94 “Senior Officers” means the Chief Executive Officer of Ayala and the Global Head, BD&L, Novartis Institutes of Biomedical Research.

1.95 “SPA” shall have the meaning given to it in the recitals.

1.96 “Supply Agreement” has the meaning set forth in Section 3.3.

1.97 “Territory” shall mean the world.

1.98 “Third Party” shall mean any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than Ayala or Novartis or an Affiliate or an employee of Ayala or Novartis.

1.99 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.100 “Valid Claim” shall mean any claim of (a) an issued and unexpired Patent that has not been held unenforceable, unpatentable or invalid by a final decision of a court or a Governmental Authority of competent jurisdiction (including any competent Patent office), from which no further appeal is possible or (b) a pending Patent application that has not been finally abandoned or finally rejected or expired and that has been pending for no more than [***] ([***]) years from the date of filing of the earliest Patent application to which such pending Patent application is entitled to claim priority.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE II

MATERIALS TRANSFER AND EVALUATION STUDY

Section 2.1. Materials Manufacture and Use.

(a) As soon as reasonably practicable after the later of the execution of this Agreement and the SPA, Ayala will supply to Novartis such quantities of Compound, Product and other materials as are described in Exhibit C for purposes of conducting Evaluation Studies not comprising human clinical trials (the “Nonclinical Evaluation Materials”), together with such Ayala Know-How as may reasonably be necessary in order for Novartis to conduct such Evaluation Studies, solely for use for the limited purpose and extent set forth in Section 2.1(c). Ayala will use Commercially Reasonable Efforts to supply Novartis from time to time with such additional quantities of Nonclinical Evaluation Materials reasonably necessary to complete the nonclinical Evaluation Studies as Novartis may reasonably request. Compound supplied to Novartis as part of the Nonclinical Evaluation Materials will consist of the supplies of Compound which Ayala currently has available to it and shall meet the applicable Compound Specifications for the intended use. All supply of Nonclinical Evaluation Materials pursuant to this Section 2.1 shall be invoiced on a per-shipment basis to Novartis at Ayala’s Manufacturing Cost as reflected in Ayala’s accounting records kept in accordance with its Accounting Standards, and invoiced amounts shall be paid to Ayala within [***] of Novartis’ receipt of the applicable invoice. Ayala Know-How to be provided to Novartis will include a Material Safety Data Sheet and relevant information available and known to Ayala concerning the safety, handling, use, disposal and environmental effects of the Compound and Product. With respect to the conduct of any human clinical trials included in the Evaluation Studies, all Product supplied as part of the Evaluation Materials provided in connection therewith (the “Clinical Evaluation Materials”) will be Manufactured by or on behalf of Ayala in accordance with Novartis’ specifications (as approved by Ayala), the Supply Agreement and Quality Agreement, and Applicable Law, and invoiced and priced as further detailed in the Supply Agreement. Such materials shall be provided solely for use for the limited purpose and extent set forth in Section 2.1(c).

(b) Solely for use for the limited purpose and extent set forth in Section 2.1(c), Novartis may make (or direct Ayala to make) the Evaluation Materials available to one or more of its Affiliates and service providers providing services in relation to the Evaluation Studies, and Novartis will continue to have primary responsibility and liability for compliance by any such Affiliate(s) and/or service providers, with all of Novartis’ obligations under, and its acts or omissions in relation to, this Agreement.

(c) Notwithstanding anything herein to the contrary, during the Option Term, Novartis will use (and will cause any Affiliate(s) and service providers provided with access to any Evaluation Materials in accordance with Section 2.1(b) to use) the Evaluation Materials and Ayala Know-How solely for the limited and express purpose of performing the Evaluation Studies and for preparing for the subsequent Development of the Compound and Product following the exercise of the Option. No other rights, express or implied, are granted to Novartis with respect to the Evaluation Materials and/or Ayala Know-How pursuant to this Article II.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) In connection with the other activities contemplated by this Agreement, Novartis may also request in writing permission to perform further drug substance synthesis and drug product formulation research and development activities with respect to the Compound and Product (“CMC Development”) during the Option Period if Novartis anticipates potential significant clinical timeline delays following its exercise of the Option, and such permission will not unreasonably be withheld by Ayala.

Section 2.2. Evaluation Committee.

2.2.1 Formation. Within [***] after the Effective Date, the Parties will  form an evaluation committee composed of three (3) representatives appointed by each of Ayala or its Affiliates and Novartis or its Affiliates; provided that at least one (1) individual appointed by each Party is vested with the appropriate decision-making and resource- allocating authority, and the requisite experience, to participate in discussion of, and decide on, matters relating to the conduct of the Evaluation Studies (the “Evaluation Committee”). The chairperson of the Evaluation Committee will be one of [***] representatives. From time to time, each Party may substitute its representatives on the Evaluation Committee in its sole discretion, effective upon written notice to the other Party of such change.

2.2.2 Meetings. The Evaluation Committee will meet periodically during the Option Term (but no less frequently than [***]) to review and discuss matters relating to the conduct of the Evaluation Studies. All Evaluation Committee meetings may be conducted in person, by videoconference or by teleconference at such times and such Ayala or Novartis locations as shall be determined by the Evaluation Committee chairperson; provided that in- person meetings of the Evaluation Committee shall be held at least [***] (unless otherwise agreed by the Parties) and will alternate between appropriate offices of each Party. The Parties shall each bear all expenses of their respective representatives relating to their participation on the Evaluation Committee. The members of the Evaluation Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. The Evaluation Committee may request other employees or consultants of Novartis or Ayala or their Affiliates to attend its meetings to present information or participate in discussions on an ad hoc basis as it deems appropriate.

2.2.3 Duties of the Evaluation Committee. The Evaluation Committee will review and discuss the activities of the Parties with respect to the conduct of the Evaluation Studies, including review and discussion of (a) any reports and/or plans exchanged pursuant to Sections 2.3.1(c)-(g) and (b) any proposed updates to Exhibit C regarding the Evaluation Studies, including any updates required or recommended based on review and discussion of the materials described in the foregoing clause (a). For the avoidance of doubt, the plan for the Evaluation Studies as set forth in Exhibit C may be modified only by unanimous approval of the Evaluation Committee, acting reasonably and in accordance with this Section 2.2.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 2.3. Performance Obligations.

2.3.1 Novartis Obligations.

(a) Novartis will commence the Evaluation Studies promptly after Novartis’ receipt of the amounts of Evaluation Materials specified in Exhibit C as necessary to commence such studies and will use Commercially Reasonable Efforts to complete the Evaluation Studies during the Option Term.

(b) Novartis will be responsible for compliance by itself and its Affiliates with all Applicable Laws with respect to the Evaluation Studies.

(c) Novartis shall provide the Evaluation Committee with reports not later than [***] following the end of every other Calendar Quarter, in reasonable detail and in a mutually agreed-upon format, regarding the progress and results of the Evaluation Studies (each, a “Biannual Evaluation Report”). Each Biannual Evaluation Report shall include at a minimum information regarding (i) the number of active sites in each Evaluation Study, (ii) the number of patients enrolled in each Evaluation Study, (iii) any safety issues or adverse experiences of which Novartis has been notified or become aware during the course of conducting the Evaluation Studies and (iv) a high level summary of any findings that Novartis has discovered in the immediately preceding Calendar Quarter as well as an updated information package as described on Exhibit F hereto with respect to such Calendar Quarter. After delivery of each Biannual Evaluation Report to Evaluation Committee, the Evaluation Committee will meet to discuss the results.

(d) Ayala shall provide the Evaluation Committee with a report two times per year, in reasonable detail and in a mutually agreed-upon format, regarding safety and manufacturing developments arising in Ayala’s Development efforts outside the Field that could potentially materially affect the Evaluation Studies.

(e) Notwithstanding any termination of this Agreement, within [***] after the earlier of [***] following the last visit of the last subject in the Evaluation Studies (each as specified in the plan for the Evaluation Studies set forth in Exhibit C, as may be amended and reviewed by the Evaluation Committee) or the end of the Option Term (i.e., if the Evaluation Studies are not completed), Novartis will provide the Evaluation Committee with a final written report summarizing in reasonable detail the results of, and the performance of the Compound in, the Evaluation Studies (the “Final Evaluation Report”).

(f) Notwithstanding the foregoing, the Biannual Evaluation Report and the Final Evaluation Report will not include any information that is primarily associated with any Novartis- or Third Party- proprietary compound or product that might be used in such studies in combination with the Compound and/or Product.

(g) During the Option Term, Novartis will prepare an initial Development plan for the activities to be conducted by or on behalf of Novartis with respect to the Program for the first twelve (12) months following Novartis’ exercise of the Option. Such initial Development plan will describe the specific tasks to be undertaken and objectives to be achieved by Novartis during such period. If Novartis exercises the Option, not later than [***] following the Option Exercise Date, Novartis will provide a draft to the Evaluation Committee for review and comment.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.3.2 Ayala Rights and Obligations.

(a) Ayala shall use Commercially Reasonable Efforts to provide reasonable support and assistance to Novartis with respect to its conduct of the Evaluation Studies during the Option Term as requested by Novartis, and at Novartis’ expense.

(b) During the Option Term, Ayala may, but is not obliged to, continue Development of the Compound and/or Products, outside the Field. If Ayala elects to perform such work, Ayala will do so [***].

Section 2.4. Other Information.

(a) Prior to the commencement of any human clinical trial included in the Evaluation Studies, the Parties will enter into the Pharmacovigilance Agreement as set forth in Section 12.1.2.

(b) In addition to the reporting obligation set forth above, during the Option Term, Ayala will promptly notify the Novartis if it becomes aware of any Other Information. If any such Other Information relates to fatal, life threatening or other serious adverse events (as defined in ICH-E2A, Section II.B.), Ayala will promptly advise Novartis by telephone, telex or other instantaneous method of communication and shall within [***] thereafter provide written confirmation of such Other Information.

(c) Each Party will also inform the other within [***] of any information that might reasonably affect either Party’s efforts to obtain Regulatory Approval for the Compound and/or Product and/or might impact Novartis’ ability to Develop the Compound and/or Product as required by this Agreement.

ARTICLE III

OPTION

Section 3.1. Option Grant. Effective upon the later of the Effective Date and the execution of the SPA, Ayala hereby grants to Novartis an exclusive option during the Option Term to obtain the License specified in Section 4.1 hereof on the terms and conditions specified in this Agreement (the “Option”), which may be exercised in accordance with Section 3.2. “Option Term” means the period commencing on the later of the Effective Date and the execution of the SPA, and ending on the date that is the earlier of (a) sixty (60) days following the last visit of the last subject in the Evaluation Studies (as specified in the plan for the Evaluation Studies set forth in Exhibit C, as may be amended and reviewed by the Evaluation Committee in accordance with Section 2.2), (b) termination of this Agreement and (c) thirty six months following the delivery of sufficient amounts of the Clinical Evaluation Materials to conduct the anticipated clinical studies; provided that to the extent any delays occur that result directly from Ayala’s delay in providing Evaluation Materials reasonably requested by Novartis during the Option Term beyond the periods set forth in the plan for the Evaluation Studies set forth in Exhibit C, the Option Term shall be automatically extended for a time period equal to the aggregate amount of any such delays. If not earlier terminated, failure by Novartis to exercise the Option prior to the expiration of the Option Term will result in the termination of this Agreement (including the Option) on the first date following the expiration of the Option Term.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 3.2. Option Exercise. At any time during the Option Term, Novartis may in its sole discretion exercise the Option by (a) delivery of written notification to Ayala of its intent to exercise the Option (the “Option Exercise Notice”), and (b) payment of a one-time non- refundable, non-recoupable, non-creditable Option exercise fee of [***] dollars ($[***]) via wire transfer in immediately available funds to the account specified in writing by Ayala, to be made no later than [***] after Novartis’ receipt of an invoice for the same, which will be transmitted to Novartis on or after Ayala’s receipt of the Option Exercise Notice. Failure to pay the fee set forth in this Section 3.2 in a timely manner will be deemed to be a material breach of this Agreement. Upon receipt by Ayala of the Option exercise fee in accordance with this Section 3.2, the date of the Option Exercise Notice shall thereafter be the “Option Exercise Date” under this Agreement.

Section 3.3. Quality Agreement and Supply Agreement. Within [***] after the Effective Date, the Parties shall negotiate in good faith and enter into a mutually agreed-upon Supply Agreement (“Supply Agreement”) and Quality Agreement (the “Quality Agreement”) with respect to Product to be Manufactured by or on behalf of Ayala for the Clinical Studies as set forth in Article XVI.

Section 3.4. Effect of Expiration of Option Term Without Exercise. Upon the expiration of the Option Term without Novartis having exercised its Option:

(a) Effective as of the effective date of termination or expiration of this Agreement, Novartis hereby grants to Ayala a worldwide, royalty-free, non-exclusive, irrevocable license (with right to sublicense) to use the information and data included in any Biannual Evaluation Report and/or Final Evaluation Report, solely to research, Develop, Manufacture, have Manufactured and Commercialize the Compound and/or Products; provided, however, that such license is limited to the data generated from the Evaluation Studies and does not include any other information relating to any other compound or product (other than the Compound and Product, e.g., any Novartis-proprietary or Third Party-proprietary compound or product) and does not include a license to any Patents or Patent applications Controlled by Novartis or any Novartis Affiliate;

(b) At Ayala’s request, Novartis will return or cause to be returned to Ayala all unused Compound and all physical embodiments of Ayala Know-How, and any other Evaluation Materials provided by or on behalf of Ayala to Novartis in connection with the Evaluation Studies (or, if Ayala so requests in writing, destroy them or cause them to be destroyed) [***]. Novartis may keep one complete record of Ayala Know-How as reasonably necessary to comply with Applicable Laws or its continuing obligations under this Agreement; and

(c) Novartis will grant the license set forth in Section 8.2.2, if applicable.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE IV

LICENSE

Section 4.1. License Grant. If Novartis exercises its Option within the Option Term, then, subject to the terms and conditions of this Agreement, and except with respect to the rights retained by BMS pursuant to the BMS License Agreement and the retained rights of Ayala set forth in this Section 4.1, Ayala hereby grants to Novartis, and Novartis hereby accepts, effective immediately upon the Option Exercise Date an exclusive (including as to Ayala and its Affiliates) right and license or sublicense (as applicable) under the Ayala Intellectual Property to research, Develop and Commercialize the Compound and/or Product, solely in the Field and in the Territory and (b) subject to Article XVI, Manufacture the Compound and/or Product, solely for use in the Field in the Territory ((a) and (b) collectively, the “License”). For the avoidance of doubt, Ayala will retain the right to Manufacture the Compound and/or Product, on an exclusive basis for use outside of the Field worldwide, and on a non-exclusive basis for use within the Field in the Territory in accordance with the terms of this Agreement and the Supply Agreement, as necessary to comply with any obligations as set forth in Article XVI.

Section 4.2. Sublicensing. Novartis will have the right to sublicense its rights under the License, but solely: (a) to its Affiliates, (b) to its service providers, distributors, and/or vendors solely with respect to Development and Commercialization of the Products by or on behalf of Novartis and its Affiliates, or (c) subject to Ayala’s prior written consent (not to be unreasonably withheld) to a Third Party in connection with a sublicense of Novartis’ rights to Develop and/or Commercialize the Compound and/or Product in one or more jurisdictions in the Territory, in each case: (i) in a manner which is consistent with the terms and provisions of this Agreement; (ii) where Novartis is and remains liable for the acts or omissions of any such sublicensee and remains responsible for its obligations under this Agreement; (iii) pursuant to a written agreement containing terms no less protective of Ayala Intellectual Property and Ayala’s Confidential Information as those contained herein; and (iv) where any such sublicense terminates upon any termination of the License.

Section 4.3. Right of First Negotiation for Additional Indications.

(a) During the Product Term, in the event that Ayala intends to license to a Third Party rights to conduct, or Ayala receives from a Third Party a proposed term sheet or agreement to license rights to conduct, Development or Commercialization activities with respect to the Compound in any indication outside of the Field and for which license rights have not been granted prior to the Option Exercise Date (each, an “Additional Indication”), then, prior to entering into negotiations with or offering to any Third Party any license or rights to Develop or Commercialize the Compound for any Additional Indication, Ayala will deliver to Novartis notice of Ayala’s intent to offer such a license or rights to a Third Party (the “Additional Indication Notice”) together with (a) any information or data relating to the Compound that had been provided to the relevant Third Party, and (b) any other information or data in Ayala’s Control that would be important to Novartis with respect to its decision whether or not to exercise any of the rights granted to it in this Section 4.3; provided that Ayala shall be under no obligation to provide any commercially sensitive information that it has not also provided to any such applicable Third Party. Such notice is not required to contain any information about the Third Party or the proposed arrangement other than specifying Ayala’s intent to license or a Third Party’s desire to receive a license (as applicable) with respect to the Compound in an Additional Indication.

(b) [***].

(c) [***].

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d) [***].

(e) Notwithstanding the foregoing, nothing in this Section 4.3 waives any rights under Section 12.2.1.

Section 4.4. Reservation of Rights. Except for the licenses and other rights expressly granted to Novartis herein, all right, title and interest in and to the Ayala Patents and Ayala Know-How (and all modifications, derivatives and improvements thereof), and any other rights of Ayala and its Affiliates not expressly granted to Novartis hereunder (including, for clarity, all of the foregoing with respect to the Compound or Products outside of the Field, and with respect to compounds or products other than the Compound and Products in any field, subject to Section 12.2), shall remain solely with Ayala, its Affiliates and its Third Party licensors, as applicable. To the extent any such rights vest in Novartis, then Novartis shall, and hereby does, irrevocably assign all such right, title and interest in and to the Ayala Patents and Ayala Know-How to Ayala, and hereby acknowledges and agrees that any such rights are and shall remain owned solely by Ayala; provided, however, that for the avoidance of doubt, Novartis will have no obligation to assign to Ayala any intellectual property rights created, conceived of, or reduced to practice solely by Novartis, its Affiliates, or agents or jointly by Novartis, its Affiliates, and its agents together with Ayala and its Affiliates and agents. Except as expressly provided in this Section 4.4 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s intellectual property rights, either expressly or by implication, estoppel or otherwise. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Development and Commercialization of the Compound and/or Product outside of the Field shall not be within the scope of the licenses or any other rights granted to Novartis hereunder (except as expressly provided in Section 4.3).

ARTICLE V

CONSIDERATION

As partial consideration for the rights and licenses granted to Novartis in this Agreement, Novartis’ Affiliate, NIBRI, will enter into the SPA and Novartis will pay the following amounts:

Section 5.1. Milestone Payments.

5.1.1 Developmental Milestones. Novartis will notify Ayala of the first achievement of any of the Milestone Events set forth below within [***] after their achievement. In addition to (and not in lieu of) royalty payments due under this Agreement, Novartis shall pay to Ayala the following one-time, non-refundable, non-recoupable, non- creditable milestone payments no later than [***] after receipt of an invoice for the same, which will be issued following receipt of Novartis’ notice, via wire transfer in immediately available funds to the account specified in writing by Ayala:

Milestone Event	Milestone Payment
[***]	$	[***	]
[***]	$	[***	]
[***]	$	[***	]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.1.2 Sales Milestones. Novartis will notify Ayala of the first achievement of any of the Milestone Events set forth below in a given Calendar Year via the delivery of the relevant Sales & Royalty Report. In addition to (and not in lieu of) royalty payments due under this Agreement, Novartis shall pay to Ayala the following one-time, non-refundable, non- recoupable, non-creditable milestone payments no later than [***] following receipt of an invoice for the same, which will be issued following receipt of Novartis’ Sales & Royalty Report, via wire transfer in immediately available funds to the account specified in writing by Ayala:

Milestone Event	Milestone Payment
[***]	$	[***	]
[***]	$	[***	]
[***]	$	[***	]
[***]	$	[***	]

5.1.3 General. For the avoidance of doubt, each milestone payment (in Section 5.1.1 and Section 5.1.2) shall be payable only on the first occurrence of the corresponding milestone event, no matter how many Products achieve the specified milestone event, and none of the milestone payments shall be payable more than once.

Section 5.2. Royalties.

5.2.1 Royalties and Royalty Term. Subject to the terms and conditions of this Agreement and in partial consideration of the License granted to Novartis, commencing on the First Commercial Sale of a particular Product in a country, Novartis will pay to Ayala royalties equal to the applicable percentages of aggregate Net Sales of Products in the Territory as described in the table immediately below, on a Product-by-Product and country-by-country basis, until the later of (a) ten (10) years after the First Commercial Sale of such Product in such country, (b) the date of expiry of the last to expire Valid Claim of the Ayala Patents covering (i.e., which would otherwise be infringed by) the manufacture, use, sale, importation or offer for sale in such country of such Product (including by reasons of extensions thereof under Applicable Laws, including patent term extensions, pediatric exclusivity or supplemental protection certificates or their equivalents in any country) and (c) the expiration of any regulatory or marketing exclusivity for such Product in such country, including but not limited to any data exclusivity (“Royalty Term”). Upon expiration of the Royalty Term as set forth in the immediately preceding sentence, the License will convert to a fully paid-up License, but solely as to the specific Product at issue and in the country at issue. For all Products, the royalty percentages will be equal to the following:

Aggregate Net Sales	Royalty Percentage
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.2.2 Payments to Third Parties

(a) The Parties acknowledge that certain intellectual property rights owned or controlled by Third Parties that have been previously identified by the Parties and listed in the Parties’ data room relating to this transaction (“Identified Potential Third Party Intellectual Property Rights”) may be relevant to the Development and/or Commercialization of Compounds and/or Products. In addition to any amounts set forth in Section 5.2.2(b), if Novartis determines that it is required to obtain a license to such Identified Potential Third Party Intellectual Property Rights to Develop and/or Commercialize the Compound and/or Product, Novartis may offset against the royalties otherwise payable to Ayala pursuant to Section 5.2.1, an amount equal to [***]; provided, however, that (a) such offset is limited solely as to that portion of the royalties attributable to the Compounds and/or Product(s) at issue and in respect of the country(ies) at issue, the amount of any royalties and other payments paid by Novartis to the Third Party for such license to the extent that it relates to the Compound and/or Product; and (b) the provisions of this Section 5.2.2(a) will not have the effect of reducing the royalty percentage set forth above by more than [***]% ([***]).

(b) If a Third Party (other than as described in Section 5.2.2(a)) has or receives a Patent in any country that covers the Development, Manufacture or Commercialization of the Compound or Product anywhere in the Territory and Novartis reasonably determines after consultation with Ayala that it is required to obtain a license to such Patent as to one or more Compounds and/or Products in one or more countries for a royalty or other payment to such Third Party (including, for example, that any Product at issue cannot be reasonably Manufactured differently so as to avoid the requirement), Novartis may offset against the royalties otherwise payable to Ayala pursuant to Section 5.2.1, but solely as to that portion of the royalties attributable to the Compounds and/or Product(s) at issue and in respect of the country(ies) at issue, the amount of any royalties and other payments paid by Novartis to the Third Party for such license to the extent that it relates to the Compound and/or Product; provided, however, that all the offsets set forth in this Section 5.2.2(b) shall be subject to a cap as to any [***] of [***] percent ([***]%) in the aggregate of the royalties otherwise payable for the Product(s) at issue and in respect of the country(ies) at issue.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.2.3 BMS License Agreement. As between the Parties hereto, Ayala will be responsible for payment of all royalties and any other payments, if any, due to BMS for any activities under this Agreement with respect to (a) the Ayala Patents, (b) the License, or (c) the BMS License Agreement, and Ayala will promptly pay all such amounts in accordance with the BMS License Agreement and will otherwise maintain the BMS License Agreement in full force and effect during the Term. Ayala will notify Novartis within [***] if it becomes aware of any uncured material breach of the BMS License Agreement or alleged breach of the BMS License Agreement that it disputes or does not intend to cure in accordance with the terms of the BMS License Agreement.

5.2.4 Payment and Reports. Within [***] after each [***] during the Product Term following the First Commercial Sale of a Product and ending at the end of the Royalty Term, Novartis will provide to Ayala a report in writing specifying the [***] to which such royalty payment applies and detailing the calculation of the royalties due to Ayala for such [***] (the “Sales & Royalty Report”), and Ayala will submit an invoice to Novartis with respect to the royalty amount shown therein. Novartis will pay such royalty amount within [***] after receipt of the invoice.

5.2.5 Foreign Exchange. Any sales incurred in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using Novartis’ then-current standard exchange rate methodology for conversion of foreign currency sales to U.S. Dollars as applied in its external reporting.

5.2.6 Records. Each Party will keep, and will require any Affiliates and sublicensees selling Product to keep, for [***] from the date of each payment of royalties, complete and accurate records of Net Sales or Combined Net Sales of each Product or proprietary Novartis pharmaceutical product sold in combination therapy with a Product, as applicable, in sufficient detail to allow the royalties and sales milestones to be determined accurately. Each Party will have the right for a period of [***] after receiving any report or statement with respect to royalties due and payable and a period of [***] after receiving any report or statement with respect to any sales milestones due and payable to appoint an independent certified public accountant reasonably acceptable to the other Party to inspect the relevant records to verify such report or statement. Each Party will make its records and the records of its Affiliates and sublicensees available (including any Net Sales reports received from its sublicensees selling Products or proprietary Novartis pharmaceutical product sold in combination therapy with a Product, as applicable) for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the other Party, to verify the accuracy of the reports and payments. Such inspection right will not be exercised more than [***] in any calendar year. The Party requesting the audit will bear all costs and expenses associated with an audit conducted pursuant to this Section 5.2.6, provided, however, that if the designated auditor discovers an underpayment of [***] or more for any year between the amount the Party owing the other Party has paid to the other Party under this Agreement, and the amount of royalties actually owed to the other Party under this Agreement, then the Party being audited will bear all costs and expenses associated with such audit. Each Party agrees to hold in confidence all information concerning royalty payments and reports of the other Party, and all information learned in the course of any audit or inspection, except to the extent necessary for such

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Party to (a) reveal such information in order to enforce its rights under this Agreement, (b) in the case of Ayala, provide information to BMS pursuant to the BMS License Agreement, (c) in the case of Novartis, provide information to its Affiliates, or (d) if disclosure is required by law. Neither Party will have any obligation to maintain records pertaining to such report or statement beyond said [***] period. The results of each inspection, if any, will be binding on both Parties. Each Party will include substantially the same audit rights in any sublicense it grants in order to verify the correctness of payments due hereunder.

Section 5.3. Taxes.

5.3.1 Generally. The Parties will make all payments under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

5.3.2 Withholding. Any tax required to be withheld on amounts payable under this Agreement will be paid by the Party making the payment (“Paying Party”) on behalf of the Party receiving the payment (“Recipient Party”) to the appropriate Governmental Authority in a timely manner, and the Paying Party will furnish the Recipient Party with an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable the Recipient Party to claim such payment of such tax. Any such tax required to be withheld will be an expense of and borne by the Recipient Party. The Paying Party will provide Recipient Party with reasonable assistance and necessary documents to enable Recipient Party to recover such Tax as permitted by Law.

5.3.3 Indirect Tax. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments or supply exemption documentation. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

Section 5.4. Maximizing Sales of Product. In the event that Ayala has a bona fide concern that Novartis’ actions that are detrimental to maximizing sales of the Product, Ayala shall promptly notify Novartis of such concern and the Parties shall meet within [***] of such notice to discuss and address Ayala’s concern.

Section 5.5. Financial Reporting. Within [***] after the end of each fiscal year of Ayala, Ayala shall deliver to NIBRI (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year; all such financial statements audited and certified by independent public accountants of nationally recognized standing. As soon as practicable but in any event within [***] after the end of each of the first three (3) quarters of each fiscal year of Ayala, Ayala shall deliver to NIBRI unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP). The covenants set forth in this Section 5.5 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the Company’s first underwritten public offering of its shares, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, (iii) a Deemed Liquidation Event (as defined in the Certificate of Incorporation of the Company in effect from time to time); or (iv) such date that Novartis and its Affiliates no longer hold any of the shares purchased in the SPA.

ARTICLE VI

ALLIANCE MANAGERS; REPORTING OBLIGATIONS

Section 6.1. Alliance Managers. Promptly following the Effective Date, each Party shall appoint an appropriately qualified individual to serve as such Party’s alliance manager (“Alliance Manager”) under this Agreement. Such individuals shall serve as a single point of contact for all matters arising under this Agreement. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

Section 6.2. Reporting.

6.2.1 Within [***] after the Option Exercise Date, Novartis will provide Ayala with a high level summary development plan setting forth the anticipated Development activities to be conducted by Novartis and its Affiliates and sublicensees related to the Compound and/or Products during the following 18 month period (the “Development Plan”). No later than [***] after each anniversary of the Option Exercise Date, until the First Commercial Sale of a Product, Novartis will update the Development Plan and provide, in reasonable detail, the anticipated Development activities conducted by Novartis and its Affiliates and sublicensees during the following [***] period. For clarity, the Development Plan is intended to outline anticipated activities, and the Parties acknowledge that actual Development of the Compounds and/or Product may differ from the Development Plan due to unforeseen or unknown developments or information.

6.2.2 On every six month anniversary of the Option Exercise Date until the First Commercial Sale of a Product, Novartis will provide to Ayala a high level summary of all Development activities that Novartis and its Affiliates or their agents or sublicensees have conducted in the prior six month period (each, a “Development Report”). The Development Report will include sufficient information to reasonably determine if Novartis has fulfilled its obligations under Section 7.1 and Section 7.4 of this Agreement.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE VII

PRODUCT DEVELOPMENT, CLINICAL TRIALS AND REGULATORY APPROVALS

Section 7.1. Product Development.

7.1.1 Responsibilities. Following the exercise of the Option, Novartis will be responsible for conducting, [***], research and preclinical, clinical and other Development of any Compounds or Products in the Field in the Territory using Commercially Reasonable Efforts. Novartis (a) will determine the regulatory plans and strategies for any Compounds and/or Products in the Field in the Territory, (b) make all regulatory filings with respect to the Compounds and/or Products in the Field in the Territory, either itself or through its Affiliates, and its or their licensees and sublicensees, and (c) be responsible for obtaining and maintaining regulatory approvals throughout the world in the Field in the Territory in the name of Novartis or its Affiliates, and its or their licensees or sublicensees. Notwithstanding the foregoing, following the exercise of the Option, Novartis will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for the Compound and/or Product in the Field in the Territory, it being understood that the use of Commercially Reasonably Efforts may not require Novartis to Develop, seek or obtain Regulatory Approval, or Commercialize Compounds and/or Products in all jurisdictions in the Territory.

7.1.2 Disputes. Without limiting Ayala’s other remedies, if Ayala notifies Novartis that it reasonably believes Novartis is not using Commercially Reasonable Efforts to Develop Products as required pursuant to Section 7.1.1: (a) the Senior Officers will meet within [***] of any such notice and, at such meeting, Ayala will provide its rationale regarding why it believes Novartis’ efforts are not Commercially Reasonable Efforts and Novartis will provide its rationale regarding why it believes Novartis’ efforts are Commercially Reasonable Efforts, based on the facts then existing for the Program; and (b) the Parties will use good faith efforts for a period of up to [***] following such meeting to attempt to resolve any such disputes, following which the provisions of Section 17.3 may be invoked by either Party.

7.1.3 Records. During the Product Term, Novartis will prepare and maintain accurate records and books relating to the progress and status of its activities respect to the Development of the Compound and Product in the Field in the Territory.

Section 7.2. Trademarks. Novartis (or its designated Affiliate) will own any trademarks used in commercializing Products in the Field in the Territory by or on behalf of itself or its Affiliates. Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party, except for those disclosures for which consent has already been obtained or in accordance with Section 13.2.

Section 7.3. Regulatory Activities; Responsibility and Ownership.

7.3.1 Ayala owns and shall continue to own and control the IND and all non-U.S. equivalents that exist as of the Effective Date for the Compound (the “Existing Regulatory Filings”). Ayala will promptly, but not earlier than [***] after the Effective Date, provide Novartis and/or the FDA with a letter of authorization for cross-reference of the Existing Regulatory Filings relating to the Compound and/or Products in the United States in the Field. Ayala will also provide to Novartis (in the format and scope of data included, as agreed upon by the Parties) additional information and data deemed necessary to permit Novartis to submit its own regulatory filings (i.e., INDs or CTAs) for the Compound and/or Product in the Field in the Territory, and will provide any updates to such information to Novartis promptly during the Product Term. Ayala

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

shall, and hereby does, grant to Novartis a right of reference to and use of the Existing Regulatory Filings in the United States in connection with seeking and maintaining Regulatory Approval relating to the Compound and/or Products in the United States in the Field. During the Product Term, Ayala will update the Existing Regulatory Filings as required by Applicable Law and maintain the Existing Regulatory Filings in full force and effect in the jurisdictions of their submission and provide a copy to Novartis of any sections of such Regulatory Filings (and any associated documentation, data and information) that may be reasonably applicable to Novartis. If requested by Novartis, Ayala will use its Commercially Reasonable Efforts to make itself and its representatives reasonably available to answer questions from Novartis and/or the Regulatory Authorities in a timely manner relating to the Existing Regulatory Filings, and any data included in the Existing Regulatory Filings, and any updates thereto. To the extent that any Regulatory Authority raises concerns or questions to Ayala relating to the Compound and/or Product that could reasonably affect the Development and/or Commercialization of the Compound and/or Product in the Field, Ayala will promptly inform Novartis and provide a copy of any associated correspondence to Novartis for Novartis’ use in the Field. [***].

7.3.2 Novartis will be solely responsible for implementing all pre-Regulatory Approval regulatory plans and strategies for and preparing and submitting applications for all Regulatory Approvals for the Development and Commercialization of the Compound and/or Product in the Field in the Territory, including INDs and NDAs (and all non-U.S. equivalents), and will own all such associated regulatory filings in which Novartis and/or its Affiliates is the sponsor. To the extent that any Regulatory Authority raises concerns or questions to Novartis relating to the Compound and/or Product that could reasonably affect the Development and/or Commercialization of the Compound and/or Product outside the Field, Novartis will promptly inform Ayala and provide a copy of any associated correspondence to Ayala for Ayala’s use outside the Field and Novartis shall otherwise provide Ayala a copy of any correspondence with any Regulatory Authority related to the Compound and/or Product generated by Novartis as soon as reasonably practicable; provided, that in all such cases, Novartis shall have the right to redact from such document provided to Ayala any portions thereof relating to any compound or material other than the Compounds and Products or to the extent such information or correspondence relates solely to the Field.

7.3.3 Ayala will be solely responsible for implementing all pre-Regulatory Approval regulatory plans and strategies for and preparing and submitting applications for all Regulatory Approvals for the Development and Commercialization of the Compound and/or Product worldwide outside of the Field, including INDs and NDAs (and all non-U.S. equivalents), and will own all such associated regulatory filings in which Ayala and/or its Affiliates is the sponsor. To the extent that any Regulatory Authority raises concerns or questions to Ayala relating to the Compound and/or Product that could reasonably affect the Development and/or Commercialization of the Compound and/or Product in the Field, Ayala will promptly inform Novartis and provide a copy of any associated correspondence to Novartis generated by Novartis. In no event will Ayala provide, or be required to provide, any information or correspondence relating to any compound or material other than the Compounds and Products. [***].

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 7.4. Commercialization. Novartis (itself or through an Affiliate) will be responsible for Commercialization activities for Products in the Field in the Territory and [***] (although such activities may be performed through an Affiliate or Third Party). Novartis will use Commercially Reasonable Efforts to Commercialize Products in in the Field in the Territory.

ARTICLE VIII

OWNERSHIP AND INTELLECTUAL PROPERTY

Section 8.1. Ownership. Except as expressly provided in this Agreement, each Party shall retain and own all right, title and interest in and to all Intellectual Property Controlled by such Party or its Affiliates as of the Effective Date or acquired, in-licensed or generated, invented or discovered by such Party or its Affiliates outside the Program. As between the Parties, Ayala is and will be sole owner of the Ayala Intellectual Property that exists as of the Effective Date.

Section 8.2. Ayala Improvements and Program Improvements.

8.2.1 Ayala will own any inventions relating to the Compound and/or Product and its use created, conceived of, or reduced to practice solely or jointly by or on behalf of it or its Affiliates in the conduct of its own Development of the Compound and/or Product outside of the Program (“Ayala Improvements”). All such Ayala Improvements arising in the Option Term will be deemed to be Ayala Intellectual Property and subject to the Option and license as set forth in this Agreement.

8.2.2 Novartis will own any Program Improvements, provided that, Novartis hereby grants to Ayala and its Affiliates an exclusive, worldwide, fully paid and royalty free license and right (with the right to grant sublicenses through multiple tiers without the consent of or any accounting to Novartis) to practice such Program Improvements solely in connection with the research, Development and Commercialization of the Compound and/or Product after termination of this Agreement for any reason. Novartis will retain all other rights to such Program Improvements.

Section 8.3. Ayala Patents.

8.3.1 Solely with respect to those Ayala Patents of which Ayala has control over maintenance and/or prosecution, as applicable, and subject in all cases to the terms and conditions of the BMS License Agreement:

(a) Ayala shall have the right, but not the obligation, to (i) prosecute and maintain Ayala Patents by duly filing all necessary papers and [***] required for such purpose by the Patent laws of the particular country in which such Ayala Patent was granted, and (ii) obtain such Patent extensions or restorations of Patent terms as may become available from time to time in any country regarding Ayala Patents. Ayala will keep Novartis reasonably informed of the status of the prosecution and maintenance of the Ayala Patents in the Territory and will provide copies of any correspondence received from patent agencies with respect to such Ayala Patents. If either Party receives any information indicating or otherwise determines that the Ayala Patents may be invalid or unenforceable, anywhere in the Territory, the Party receiving the information or otherwise making that determination will give the other Party prompt written notice of such information.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Ayala shall bear the [***] responsibility for maintenance of issued Patents included within the Ayala Patents. If Ayala elects not to support (or to continue the support of) the preparation, filing or prosecution of one or more patent applications included in the Ayala Patents or the maintenance of one or more issued Ayala Patents (whether worldwide or on a country-by-country basis), Ayala shall give prompt written notice to Novartis and Novartis may, at its election, assume title to and responsibility for (including responsibility for [***]) the preparation, filing and prosecution of the relevant patent application or the maintenance of the issued patent in one or more of such jurisdictions; provided that following receipt of Novartis’ election to assume title to such patents, (a) Ayala shall promptly assign all of its right, title, and interest to such patent application and/or patents to Novartis or its designee; and (b) such patents will cease to be deemed Ayala Patents for the purpose of this Agreement.

Section 8.4. Novartis Patents Included in Program Improvements. If Novartis elects not to support (or to continue the support of) the preparation, filing or prosecution of one or more patent applications included in the Program Improvements or the maintenance of one or more issued patents included in the Program Improvements (whether worldwide or on a country-by- country basis), Novartis shall give prompt written notice to Ayala and Ayala may, at its election, assume title to and responsibility for (including responsibility for all costs for) the preparation, filing and prosecution of the relevant patent application or the maintenance of the issued patent in one or more of such jurisdictions; provided that following receipt of Ayala’s election to assume title to such patents, (a) Novartis shall promptly assign all of its right, title, and interest to such patent application and/or patents to Ayala or its designee; and (b) such patents will cease to be deemed Program Improvements for the purpose of this Agreement.

ARTICLE IX

INFRINGEMENT BY OR CLAIMS AGAINST THIRD PARTIES

Section 9.1. Notices. Each Party will advise the other promptly upon its becoming aware of: (a) any unlicensed activities which such Party believes may be an actual or impending infringement in the Territory of any Ayala Intellectual Property or otherwise with respect to the Compound or a Product or the Development, Manufacture or Commercialization thereof in the Field in the Territory; (b) any attack on or appeal of the grant of any Ayala Patent; (c) any application for Patent by, or the grant of a Patent to, a Third Party in respect of rights which may be related to the Compound or a Product so as to potentially affect the Development, Manufacture or Commercialization thereof in the Field or which may claim the same subject matter as or conflict with any Ayala Patent; or (d) any application made for a compulsory license under any Ayala Patent. Novartis acknowledges and agrees that any such information may be shared with BMS in accordance with the BMS License Agreement and that BMS has certain rights and obligations thereunder with respect to enforcement of any such matters.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 9.2. Control of Defense. Subject in all cases to the terms and conditions of the BMS License Agreement:

9.2.1 Prior to Option Exercise Date. Prior to the Option Exercise Date, Ayala will have the right [***] to take whatever legal or other action is required in response to activities requiring notice under Section 9.1 (“Protective Action”) and will notify Novartis as promptly as practicable of its determination whether or not to take such action. If Ayala engages in such Protective Action, Novartis will [***] cooperate fully with Ayala in such action. Each Party, as well as BMS, may participate and be represented by counsel of its own selection [***] in such Protective Action (except as provided above), but Ayala will have the right to control such action. Any recovery obtained by Ayala as a result of such Protective Action, whether by judgment, award, decree or settlement, will be [***]. If Ayala determines it will not engage in such Protective Action, and BMS does not elect to undertake such Protective Action pursuant to the terms of the BMS License Agreement, following the Option Exercise Date, Novartis shall thereafter have the right to take such Protective Action and will notify Ayala as promptly as practicable of its determination whether or not to take such action, provided that Novartis shall first consult with Ayala concerning the reasons Ayala elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Ayala and BMS shall have the right to participate and be represented in any such suit by its own counsel [***].

9.2.2 Following Option Exercise Date. Following the Option Exercise Date, Novartis will have the right [***] to take Protective Action and will notify Ayala as promptly as practicable of its determination whether or not to take such action. If Novartis engages in such Protective Action, Ayala will [***] cooperate fully with Novartis in such action. Each Party, as well as BMS, may participate and be represented by counsel of its own selection [***] in such Protective Action (except as provided above), but Novartis will have the right to control such action. Any recovery obtained by Novartis as a result of such Protective Action, whether by judgment, award, decree or settlement, will be [***]. If Novartis notifies Ayala that it will not engage in such Protective Action, Ayala shall thereafter have the right to take such Protective Action and will notify Novartis as promptly as practicable of its determination whether or not to take such action, provided that Ayala shall first consult with Novartis concerning the reasons Novartis elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Novartis and BMS shall have the right to participate and be represented in any such suit by its own counsel [***].

9.2.3 Settlements. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Ayala Patent in the Field may be entered into by Novartis without the prior written consent of Ayala and BMS, which consent shall not be unreasonably withheld, delayed or conditioned, and further, no settlement of any such action or proceeding which pertains to the infringement of the Ayala Patents by virtue of the Development or Commercialization of a Compound in the Field by a Third Party may be entered into by Novartis without the prior written consent of Ayala or BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

9.2.4 Withdrawal. After the Option Exercise Date, if either Party brings an action or proceeding under this Section 9.2 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall within a reasonable period of time notify the other Party and the other Party (or, in the case of Novartis, BMS or Ayala) may substitute itself for the withdrawing Party under the terms of this Section 9.2.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE X

INFRINGEMENT OF THIRD PARTY RIGHTS

Section 10.1. Third Party Claims, Infringement and Misappropriation. During the Product Term, Novartis and Ayala will each promptly notify the other of (a) any Claim by a Third Party against Novartis or Ayala, or any Affiliate or sublicensee of Ayala or Novartis, alleging infringement of such Third Party’s intellectual property rights as a result of the Development, Manufacture or Commercialization of the Compound or a Product anywhere in the Territory; and (b) any information or notice that would reasonably indicate that the Compound could infringe any Third Party’s Patent rights or misappropriate any Third Party’s Know How. With respect to clause (a) of the prior sentence, the Parties will cooperate and use their good faith, commercially reasonable efforts to resolve such claimed infringement and will consult together as to the action to be taken and as to how the defense will be handled, with each Party entitled to participate in the defense and to be represented by counsel of its choice ([***]); provided, however, that if it appears reasonably likely that the claimed infringement will give rise to a Claim for indemnification hereunder, then the Party against whom such Claim for indemnification would be made will have the first right to defend against such Claim in accordance with Article XV below.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1. Representations and Warranties of Both Parties. Ayala and Novartis each hereby represents and warrants to the other, as of the Effective Date of this Agreement (and it shall be a condition to exercise of the Option that, as of the date of exercise of the Option, each is able to confirm to the other) as follows:

(a) It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

(b) Neither it, nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the subject matter thereof, has been debarred or is the subject of debarment or other disciplinary proceedings by the FDA or any Regulatory Authority in the Territory.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Party in connection with its execution, delivery and performance of this Agreement.

(d) The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder action and will not (i) violate any Applicable Laws or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a Party or by which it or its properties may be bound or affected.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors’ rights generally and general principles of equity.

(f) It is not under any obligation to any Third Party, contractual or otherwise, that conflicts with the terms of this Agreement or that limits the rights of such Party to fulfill its obligations hereunder.

Section 11.2. Representations and Warranties of Ayala. Ayala hereby represents and warrants to Novartis, as of the Effective Date of this Agreement, as follows:

(a) Ayala owns or has the lawful right to grant the License.

(b) Ayala has received no notice of any Claim by any Third Party or any Ayala employee that (a) such Third Party or employee has any rights to the Ayala Intellectual Property or the Compound that prevent Ayala from granting to Novartis the License; Manufacture or Commercialization of the Compound within the Field as contemplated hereby infringes any Third Party rights; or (c) the Ayala Patents (to the extent representing issued Patents) are invalid or unenforceable.

(c) Product supplied by Ayala hereunder (a) will meet the applicable Product Specifications for the intended use, (b) will not be adulterated or misbranded within the meaning of the Act, and (c) will be Manufactured in accordance with GMPs; provided, however, that Ayala may supply Product not Manufactured in accordance with GMPs if specifically intended for non-human testing and as agreed to in writing by Novartis.

(d) Ayala has provided to Novartis a redacted text of the BMS License Agreement. None of the terms redacted from the BMS License Agreement impair, or have the ability to impair, Ayala’s ability to perform its obligations under this Agreement or Novartis’ rights under the License. Ayala has not received any notice or other communication from BMS regarding any breach by Ayala of its obligations under the BMS License Agreement.

(e) Other than the BMS License Agreement, to Ayala’s knowledge as of the Effective Date, after reasonable inquiry of existing information reasonably available to Ayala, there are no other agreements to which Ayala is a Party or to which Ayala is subject which impair, or have the ability to impair, Ayala’s ability to perform its obligations under this Agreement or Novartis’ rights under the License.

(f) To Ayala’s actual knowledge as of the Effective Date (without any inference or duty of investigation), there are no errors in the inventorship set forth in any of the Patent applications comprising Ayala Patents.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(g) To Ayala’s actual knowledge as of the Effective Date (without any inference or duty of investigation), there is no litigation threatened, impending or existing relating to the Ayala Intellectual Property.

(h) To Ayala’s actual knowledge as of the Effective Date (without any inference or duty of investigation), and except for any items cited or referred to in any of the Ayala Patents, there are no publications, issued Patents, published Patent applications or public disclosures that could reasonably be expected to provide a sufficient basis to render invalid or unenforceable any of the Ayala Patents.

(i) To Ayala’s actual knowledge as of the Effective Date (without any inference or duty of investigation), there are no Third Party Patents, published Patent applications, or publications not yet disclosed to Novartis that could reasonably be expected to impair Novartis’ rights under the License.

Section 11.3. MUTUAL LIMITATIONS ON WARRANTIES. EXCEPT AS SET FORTH IN SECTIONS 11.1 AND 11.2, OR OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY AS TO NON-INFRINGEMENT, VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE XII

COVENANTS; EXCLUSIVITY

Section 12.1. Covenants of the Parties.

12.1.1 Compliance with Laws. Throughout the Product Term, Ayala and Novartis will comply in all material respects with all Applicable Laws, including the Act, concerning the Development, Manufacture and Commercialization of the Compound and the Products in the Field in the Territory.

12.1.2 Pharmacovigilance. Prior to the dosing of the first patient in any human clinical trial in the Program, the Parties will enter into a commercially reasonable pharmacovigilance agreement (the “Pharmacovigilance Agreement”), which will govern the exchange, sharing, and reporting of adverse event information. From the Effective Date until entry into the Pharmacovigilance Agreement, Ayala shall retain sole responsibility for and be the primary contact for pharmacovigilance matters in respect of the Product outside the Field, subject to the terms of Section 2.4. After the Option Exercise Date and following entry into the Pharmacovigilance Agreement, Ayala will allow Novartis to comply (and Novartis will be responsible for complying) with the adverse reaction reporting requirements of the Act, and other comparable Applicable Laws outside the United States, with respect to Compound or Products in the Field.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.1.3 Further Assurances. The Parties will execute and deliver any further or additional instruments or documents and perform any acts which may be reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

Section 12.2. Exclusivity.

12.2.1 Non-Compete. During the period commencing on the Option Exercise Date and continuing until the end of the Product Term, except as explicitly contemplated in this Agreement with respect to the Compound and Products, (a) each Party agrees not to, and shall cause its Affiliates not to, directly or indirectly, alone or with any Third Party (including by license or assignment of Patents), research, Develop or Commercialize any Exclusivity Product in the Field in the Territory; and (b) Ayala agrees not to, and shall cause its Affiliates not to, directly or indirectly, alone or with any Third Party (including by license or assignment of Patents), research, Develop or Commercialize the Compound and/or Product in the Field.

12.2.2 Acquired Programs.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of an acquisition of a Party or its business after the Option Exercise Date by a Third Party (an “Acquirer”) whether by merger, asset purchase or otherwise and such Acquirer controls any program(s) that but for this Section 12.2.2, would violate Section 12.2.1 (each such program, a “Competing Program”), then the Acquirer and any Affiliate of the Acquirer that becomes an Affiliate of the acquired Party as a result of such acquisition (but excluding the acquired Party), shall not be subject to the restrictions in Section 12.2.1 as to any such Competing Programs in existence prior to the closing date of such acquisition, or for the subsequent Development and Commercialization of such Competing Programs (including new products from any such Competing Programs); provided, however, that no Know-How or Patents of the other Party are used by or on behalf of the Acquirer of the acquired Party (or any Affiliate of such Acquirer) in more than a de minimis fashion in connection with such subsequent Development and Commercialization of any Competing Programs.

(b) Notwithstanding anything to the contrary in this Agreement, in the event a Party or any of its Affiliates (the “Acquiring Party”) acquires or otherwise obtains rights to Develop or Commercialize any Exclusivity Product as the result of any license, merger, acquisition, reorganization, consolidation or combination with or of a Third Party or change of control of such Party or any other transaction (each, an “Acquisition Transaction”, and the Third Party involved in such transaction, the “Acquisition Third Party”) and, on the date of the completion of such Acquisition Transaction, such Exclusivity Product is being Developed or Commercialized in or by such Acquisition Third Party in a matter that, if done by such Party, would violate such Party’s exclusivity obligations in Section 12.2.1, then the Acquiring Party or such Affiliate will, within [***] after the closing of such Acquisition Transaction, provide written notice to the other Party that the Acquiring Party or such Affiliate has acquired rights to Develop or Commercialize a Exclusivity Product as a result of an Acquisition Transaction. Within [***] after the receipt of such notice, the Acquiring Party will (i) give notice of its intent to divest its rights to such Exclusivity Product, or (ii) cease the Development and Commercialization of such Exclusivity Product. Alternatively, the Parties may, upon mutual written agreement, elect to include such Exclusivity Product as if it were a “Product” for all purposes of this Agreement (including determination of Net Sales, milestone payments, and other payments, consistent with the terms of this Agreement, provided that any such payments will be payable on such Exclusivity Product in addition to being payable on all Products), which election will be effective retroactively to the date of the closing of such Acquisition Transaction. [***].

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XIII

CONFIDENTIAL INFORMATION

Section 13.1. Confidentiality.

13.1.1 General Obligations of Non-Use and Non-Disclosure. Each Party agrees that during the Product Term and at all times thereafter, it shall keep, and cause its Affiliates and sublicensees, if any, to keep confidential all Confidential Information of the other Party using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, and neither Party nor any of its Affiliates or sublicensees, if any, will use or disclose to any Third Party the Confidential Information of the other Party except as expressly permitted in this Agreement. The Parties acknowledge that Confidential Information may have been disclosed by either Party or its Affiliates to the other Party or its Affiliates pursuant to the Confidentiality Agreement. All information disclosed pursuant to the Confidentiality Agreement will be deemed Confidential Information of the Disclosing Party within the meaning of this Agreement and subject to the terms hereof.

13.1.2 Permitted Disclosures. Notwithstanding the foregoing, the Receiving Party may (a) disclose it to government agencies and others where such information may be required to be included in Patent applications or regulatory filings permitted under the terms of this Agreement; (b) provide it to Third Parties solely on a “need to know” basis under agreements including confidentiality and non-use provisions at least as restrictive as those in this Agreement for consulting, market research, Manufacturing, Development, and preclinical and clinical testing with respect to the Products in connection with performance under this Agreement; (c) prosecuting or defending litigation in relation to the Ayala Intellectual Property or this Agreement, including responding to a subpoena in a Third Party litigation, provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information or (d) publish it if and to the extent such publication has been approved in writing by the Disclosing Party. In each of the foregoing cases, the Receiving Party will use diligent efforts to limit the disclosure and maintain confidentiality to the extent possible and the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article XIII to treat such Confidential Information as required under this Article XIII. If and whenever any Confidential Information is disclosed in accordance with this Section 13.1.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 13.1.3, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 13.1.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.1.3 Required Disclosures. The Receiving Party will be entitled to disclose Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the Receiving Party pursuant to: (a) a valid order of a court or other Governmental Authority or (b) any other Applicable Laws; provided that if the Receiving Party intends to make such disclosure or receives such demand, the Receiving Party shall give the Disclosing Party prompt notice of such fact to enable the Disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The Receiving Party will fully co-operate with the Disclosing Party at the Disclosing Party’s expense in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required.

13.1.4 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 13.1.4 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Applicable Law (except as provided in Section 13.3 below) when advised in a written opinion of outside counsel that terms of the Agreement are required to be disclosed to comply with Applicable Law.

13.1.5 Acknowledgment. Each Party hereby acknowledges that the Confidential Information of the other Party is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such Party or any of its Affiliates will be made only to the extent necessary to carry out its responsibilities under this Agreement and only if such officer, employee or agent is informed of the confidential nature thereof and shall have agreed to hold such information in confidence under confidentiality provisions at least as stringent as those provided in this Agreement.

13.1.6 Remedies. The Parties agree that the obligations of this Section 13.1 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. The Parties agree that any breach or threatened breach of this Section 13.1 may cause irreparable injury to the injured Party for which damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such Party will be entitled to seek equitable relief against the breach or threatened breach of the provisions of this Section 13.1.

13.1.7 Destruction or Return. Following termination or expiration of this Agreement for any reason and at the request of the other, each Party will destroy all physical records or embodiments of Confidential Information of the other Party or return such information to the other Party, at the returning Party’s expense, and an officer of such Party shall certify to the other Party that all such items have been so returned or destroyed; provided, however, that each Party will be entitled to maintain one copy of the Confidential Information of the other Party solely for the purpose of monitoring its continuing obligations hereunder.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 13.2. Disclosure to Investors; Public Announcements. The Parties have agreed on an initial press release of the transaction contemplated by this Agreement which is attached hereto as Exhibit D-1 (the “Initial Press Release”) and a conditional follow-on press release for issuance following exercise of the Option hereunder which is attached hereto as Exhibit D-2 (the “Follow-On Press Release”). The Initial Press Release may be issued by Ayala or Novartis after the Effective Date, and the Follow-On Press Release may be issued or used by Ayala or Novartis solely after the Option Exercise Date. Other than the Initial Press Release, and, if applicable, the Follow-On Press Release, neither Party will originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, disclosing the performance under this Agreement or any of its specific terms and conditions without the prior written approval of the other Party, except such announcements, as in the opinion of the counsel for the Party making such announcement, are required by law. If a Party decides to make an announcement it believes to be required by Applicable Laws with respect to this Agreement, it will give the other Party such notice as is reasonably practicable and the Parties will work together in good faith to attempt to agree on the content of the disclosure. Notwithstanding the foregoing, Ayala will also have the right to provide investors and potential investors in Ayala with information regarding this Agreement and the terms thereof either (a) pursuant to confidentiality restrictions at least as stringent as those set forth herein which are binding on such Persons or (b) in disclosure documents filed in connection with a public offering or as a public company, provided that Novartis has approved such disclosure (such approval not to be unreasonably withheld or delayed) and Ayala has made all permitted redactions under applicable regulatory requirements. Notwithstanding the foregoing, or anything in this Agreement to the contrary, nothing in this Agreement will prevent Ayala or its designee from disclosing Program Improvements or from filing Patent applications which may include Program Improvements or Novartis’ Confidential Information.

Section 13.3. Securities Filings. Notwithstanding anything to the contrary in this Agreement, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, any other securities Applicable Law or the rules of any national securities exchange, the Party shall notify the other Party of such intention and shall use reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than [***] prior to (but in no event later than [***] prior to) such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which is legally required to be disclosed. No such notice shall be required under this Section 13.3 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XIV

TERM AND TERMINATION

Section 14.1. Term. This Agreement will remain in effect for the Product Term.

Section 14.2. Termination by Ayala.

14.2.1 For Material Breach. Ayala may terminate this Agreement immediately in the event of a material breach by Novartis or its Affiliates of this Agreement, provided that Novartis has received written notice from Ayala of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within sixty (60) days after the date of the relevant notice. In the event that such a breach (other than the nonpayment of a material amount due where such amount is subject to a bona fide dispute between the Parties) may not be reasonably cured in sixty (60) days, then such cure period will be extended for an additional period during which Novartis is making good faith efforts to cure such breach.

14.2.2 For Patent Challenge. If Novartis (or any of its Affiliates) challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including by providing information, documents, or funding, the validity, scope or enforceability of or otherwise opposes any of the Ayala Patents, this Agreement will continue in full force and effect; provided, however, that the milestone payments set forth in Section 5.1.1 and 5.1.2 for any unachieved milestones, and the royalties payable as set forth in Section 5.2, will be [***], and [***].

14.2.3 For Failure to Develop or Commercialize. Ayala shall have the right to terminate this Agreement in its entirety in the event that Novartis fails to fulfill its obligations to Develop Compounds and/or Products in accordance with Section 7.1.1 or to Commercialize Products in accordance with Section 7.4, provided that Novartis has not cured such breach within four (4) months following written notice by Ayala which notice shall be labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and in the case of an alleged breach of Section 7.4, identifies the countries in the Territory in which such breach has occurred. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Novartis has cured any such breach or default prior to the expiration of such cure period. The cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether any such material breach has occurred.

14.2.4 Consequences of Termination Pre-Option Exercise Date. If Ayala terminates this Agreement pursuant to Section 14.2.1, or Section 14.2.3 before the Option Exercise Date, (a) all rights to Ayala Intellectual Property granted to Novartis, and any other rights granted by Ayala hereunder, will automatically terminate and (b) Ayala will have the rights specified in Section 3.4.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.2.5 Consequences of Termination Post-Option Exercise Date. If Ayala terminates this Agreement pursuant to Section 14.2.1 or Section 14.2.3 after the Option Exercise Date, the License granted to Novartis, and any other rights granted by Ayala hereunder, will automatically terminate and the following obligations will apply (the “Program Transfer Provisions”):

(a) Novartis will promptly provide to Ayala complete documentation of all preclinical and clinical data and all regulatory data, in each case regarding Compound or any Product and generated by or on behalf of Novartis, and Novartis shall grant and does hereby grant to Ayala a worldwide, irrevocable, exclusive license (with the right to sublicense) for the use of all such data solely to research, Develop, Manufacture, have Manufactured and Commercialize Compound and Products whether within or outside the Field; provided, however, that Novartis will not be required to transfer or grant a license to any CMC, preclinical and clinical data and all regulatory data relating to any Novartis-or Third Party-proprietary compound or product or the combination of the Compound and/or Product with a Novartis- or Third Party-proprietary compound or product. For the avoidance of doubt, in no event will Novartis be required to transfer Regulatory Approvals for the Compound or Product or to otherwise maintain such Regulatory Approvals in force or effect other than with respect to an NDA in the United States or an equivalent marketing authorization elsewhere in the Territory, or to provide any information or data (or transfer any regulatory filings, regulatory correspondence, or Regulatory Approvals) relating to any compound or product other than the Compound and/or Product. If, at the time of termination, patients are enrolled in a Novartis-sponsored study or studies involving the Compound or any Product as single agent or in combination, and such patients are required for ethical or otherwise legal reasons to be offered continued treatment, both Parties will seek a joint solution to ensure that such patients continue to receive the necessary treatment, which may include the need for Novartis to maintain the sponsorship of such clinical study or studies until approval for an alternative access mechanism is obtained and/or such patients discontinue participation in the studies, whichever comes first.

(b) Where any Third Party rights have been obtained by Novartis or its Affiliates for purposes of the Program, and in each case solely for purposes of Developing, Manufacturing, having Manufactured and Commercializing Compound and any Products, Novartis will, if practical, provide Ayala the opportunity to acquire a non-exclusive license under such Third Party rights where Controlled by Novartis, such terms, to the extent reasonably practicable, to be on the same financial terms as Novartis or its Affiliates have with respect to such Third Party rights.

(c) Novartis will offer to sell to Ayala, [***], any supplies of Compound and any other inventories or supplies obtained by Novartis or its Affiliates for purposes of the Program. Ayala will have [***] following the effective date of termination to notify Novartis in writing that it elects to purchase any such Compound or supplies.

(d) Novartis will make personnel (as well as the personnel of its Affiliates) reasonably available to Ayala to effect an orderly transition to Ayala of the information and rights contemplated above in this Section 14.2.5 for a period of up to [***] following the transfer of the documentation set forth in Section 14.2.5(a).

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) As to any Product which is being marketed under a trademark Controlled by Novartis or its Affiliates used exclusively with Products, Novartis will offer to grant (or cause its Affiliate to offer to grant) Ayala a worldwide, exclusive license (with the right to sublicense) for the use of such trademark solely to make, have made, use, import, offer to sell, sell, and have sold such Products, on mutually agreeable terms. Ayala will notify Novartis in writing prior to the effective date of termination if it elects (on a Product-by-Product basis, if applicable) to enter into a license with respect to such trademark.

Section 14.3. Termination by Novartis.

14.3.1 For Material Breach or Bankruptcy Event. Novartis may terminate this Agreement upon written notice to Ayala (a) in its entirety or on a country-by-country basis for any reason, upon sixty (60) days’ written notice to Ayala, (b) immediately in the event of a material breach by Ayala or its Affiliates of this Agreement, provided that Ayala has received written notice from Novartis of such breach, specifying in reasonable detail the particulars of the alleged breach, such breach is continuing for sixty (60) days after such notice and such breach has not been cured within such sixty (60) day period (except that, in the event such breach may not be reasonably cured in sixty (60) days, then such cure period will be extended for an additional period during which Ayala is making good faith attempts to cure such breach); and (c) immediately in the event (i) that Ayala becomes insolvent or is unable to pay its debts when due; (ii) Ayala files a petition in bankruptcy, reorganization or similar proceeding, or, if such a petition is filed against Ayala, such petition is not dismissed within [***]; (iii) Ayala discontinues its business; or (iv) a receiver is appointed or there is an assignment for the benefit of Ayala’s creditors.

14.3.2 Consequences of Termination Pre-Option Exercise Date. If Novartis terminates this Agreement pursuant to Section 14.3.1(a) before the Option Exercise Date, Ayala will have the rights specified in Section 3.4.

14.3.3 Consequences of Termination Post-Option Exercise Date. If Novartis terminates this Agreement pursuant to Section 14.3.1(a) after the Option Exercise Date, the Program Transfer Provisions will apply.

14.3.4 Certain Sell-Off Rights. For the avoidance of doubt, upon Novartis’ termination of this Agreement pursuant to Section 14.3.1(a), Novartis’ rights included in the relevant licenses granted by Ayala to Novartis under this Agreement will immediately and automatically revert to Ayala; provided, however, that Novartis will have [***] from Novartis’ termination of this Agreement to complete the sale of any Product then in inventory, subject to payment of royalties and milestone payments pursuant to Article V. Any such Compounds that are GMP shall be accompanied by a certificate of analysis, certificate of manufacturing, batch records and other such documentation, information materials as may be required under Applicable Laws to enable sale of such materials, including written certification that such materials were both (a) manufactured, and (b) stored and handled at all times following such manufacture, in accordance with GMP.

14.3.5 Certain Consequences of Termination. If Novartis terminates the Agreement pursuant to Section 14.3.1(b) or (c), then (a) Ayala’s License grant to Novartis will convert to an irrevocable exclusive License, with the right to sublicense, and will survive termination, and (b) the obligations of the Parties under Article V will also survive such termination in addition to the other Sections identified in Section 14.5; provided, however, that if the facts that form the basis of the termination have, or are likely to have, a material adverse effect

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

on the Development or Commercialization of the Compound or Products, Novartis may elect to pursue, through dispute resolution as contemplated by Section 17.3, a downward adjustment of the amount of any royalty or milestone payments otherwise due from Novartis to Ayala under Article V following the effective date of such termination, with the intent of the Parties being that in this limited circumstance the arbitrator(s) will have the authority to lower such payment amounts (if the arbitrators determine that, in fact, any adjustment is warranted) to those which are determined by the arbitrator(s) to be reasonable (i.e., such as would have prevailed at the time of the original negotiation of this Agreement) in light of the facts leading to the termination and the economic expectations of Novartis in entering into this Agreement (with the Parties expressly acknowledging that any such adjustment will not, with reference to any other provision of this Agreement, be construed as consequential or otherwise impermissible damages); This provision is not intended as an exclusive remedy and Novartis will retain any other rights it may have under such circumstances under Applicable Law.

Section 14.4. Rights and Duties Upon Termination or Expiration. Upon the termination or expiration of this Agreement, each Party will have the right to retain all payments from the other Party properly made pursuant to this Agreement, and each Party shall pay to the other all sums accrued hereunder which are then due.

Section 14.5. Survival. Upon termination or expiration of the Product Term, except as specifically provided herein to the contrary, all rights and obligations of the Parties under this Agreement will cease, except for the following rights and obligations which will survive such termination or expiration:

(a) If termination occurs prior to Novartis’ exercise of the Option, (i) Section 2.3.1(e), and (ii) the rights and obligations of the Parties under Section 3.4, as well as those provisions identified in Section 14.5(d) to Section 14.5(g) below.

(b) If termination occurs after the License to Novartis becomes an irrevocable License pursuant to Section 14.3.5, Novartis’ rights to the License under Section 4.1 (as converted to an irrevocable License) and right to sublicense under Section 4.2, the Parties’ rights and obligations pursuant to Article V, Section IX, Article IX and Sections 12.2 and 17.1, as well as those provisions identified in Section 14.5(c) to Section 14.5(g) below.

(c) All obligations for record keeping and accounting reports and inspection rights described in Section 5.2.6.

(d) The Parties’ rights and obligations with respect to intellectual property as described in Section 8.1 and Section 8.2.

(e) The Parties’ rights and obligations (including with respect to any representations or warranties made herein) arising prior to the effective date of such termination, or as a result of such termination, or which may thereafter come into being as the result of the breach of any of the terms or conditions of this Agreement that survive the termination or expiration of this Agreement pursuant to this Section 14.5.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) The Parties’ rights and immunities pursuant to the disclaimers set forth in Section 11.3.

(g) The Parties’ rights and obligations under the following additional provisions: Article I (Definitions); Section 5.3 (Taxes); Section 5.5 (Financial Reporting); Article XIII (Confidential Information); Article XIV (Term and Termination); Article XV (Indemnification and Limitation of Liability); Section 17.2 (Governing Law); Section 17.3 (Dispute Resolution); Section 17.7 (Notices); Section 17.13 (Interest on Late Payments); Section 17.15; (Headings and References); Section 17.16 (Construction) and Section 17.17 (No Strict Construction).

ARTICLE XV

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 15.1. Indemnification by Novartis. In addition to any other rights Ayala may have at law or in equity, Novartis will indemnify, defend and hold harmless Ayala and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Ayala Indemnified Party”), from and against any and all Damages which the Ayala Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by Third Parties and not subject to indemnification by Ayala pursuant to Section 15.2, arising out of or relating to: (a) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Compound or any Product by or for Novartis or any of its Affiliates, distributors, sublicensees, agents and contractors, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights (except to the extent such infringement or misappropriation results from a breach of Section 11.2), or the failure to comply with Applicable Laws related to the matters referred to in this subsection (a) with respect to any Compound or any Product; (b) the enforcement and defense of the Ayala Patents by Novartis, its Affiliates, sublicensees, representatives and agents; (c) any breach of any representation, warranty or covenant of Novartis in this Agreement; and/or (d) the gross negligence, recklessness or willful misconduct of Novartis or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Novartis’ performance of its obligations or exercise of its rights under this Agreement.

Section 15.2. Indemnification by Ayala. In addition to any other rights Novartis may have at law or in equity, Ayala will indemnify, defend and hold harmless Novartis and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, an “Novartis Indemnified Party”), from and against any and all Damages which the Novartis Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by Third Parties and not subject to indemnification by Novartis pursuant to Section 15.1, arising out of or relating to: (a) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Compound or any Product by or for Ayala or any of its Affiliates, distributors, sublicensees, agents

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and contractors outside of the Field, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or the failure to comply with Applicable Laws related to the matters referred to in this subsection (a) with respect to any Compound or any Product; (b) based on any material breach of any representation, warranty or covenant of Ayala in this Agreement; and/or (c) the gross negligence, recklessness or willful misconduct of Ayala or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Ayala’s performance of its obligations or exercise of its rights under this Agreement.

Section 15.3. Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an indemnifying Party under Section 15.1 or 15.2 hereof with respect to Damages resulting from Claims by Third Parties will be subject to the following terms and conditions:

(a) Promptly after the delivery of a notice seeking indemnification in respect of a Claim and subject to Section 15.3(c), the indemnifying Party may elect, by written notice to the indemnified Party, to undertake the defense thereof, at the sole cost and expense of the indemnifying Party. If the indemnifying Party chooses to defend any Claim, the indemnified Party shall cooperate with all reasonable requests of the indemnifying Party and shall make available to the indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

(b) In the event that the indemnifying Party, within a reasonable time after receipt of a notice seeking indemnification, does not so elect to defend such Claim, the indemnified Party will have the right (upon further notice to the indemnifying Party) to undertake the defense, compromise or settlement of such Claim for the account of the indemnifying Party, subject to the right of the indemnifying Party to assume the defense of such Claim pursuant to the terms of Section 15.3(a) at any time prior to settlement, compromise or final determination thereof, provided, that the indemnifying Party reimburses in full all costs of the indemnified Party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

(c) Notwithstanding anything in this Section 15.3 to the contrary, if the indemnifying Party assumes the defense of any Claim, any indemnified Party will be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if the representation by the indemnifying Party’s counsel would present a conflict of interest, then such indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the indemnifying Party.

Section 15.4. Insurance. Novartis shall, beginning with the initiation of the first Clinical Study for a Product, maintain at all times thereafter during the Product Term, and until the later of (a) [***] after termination or expiration of this Agreement or (b) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Product have expired, insurance relating to the Product from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

customarily maintained by Novartis with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory or otherwise participate in a commercially reasonable comparable program of self-insurance; provided that if Novartis does not market, distribute and sell any such similar pharmaceutical products, such insurance or program of self-insurance shall be comparable in type and amount to the insurance customarily maintained by a company within the bio-pharmaceutical industry. Novartis shall name Ayala as an additional insured on all related third party insurance policies relating to the Compound and/or Product. Within [***] following the initiation of the first clinical trial for a Product, and within [***] following any material change or cancellation in coverage, Novartis shall furnish to Ayala a certificate of insurance evidencing third party insurance coverage as of such date (if applicable), and in the case of cancellation, provide a certificate evidencing that Novartis’ replacement coverage meets the requirements in the first sentence of this Section 15.4. The foregoing insurance requirement shall not be construed to create a limit on the Novartis’ liability hereunder.

Section 15.5. Settlements. No Person who has undertaken to defend a Claim under Sections 15.3(a) or 15.3(b) will, without written consent of all indemnified Parties, settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent will not be required if such settlement, compromise or judgment (a) includes as an unconditional term thereof the release by the claimant or the plaintiff of all indemnified Parties from all liability arising from events which allegedly gave rise to such Claim and (b) contains no restriction, limitation or prohibition of any kind on the manner in which any indemnified Party conducts its business. Any payment made by a Party to settle a Claim against it without obtaining consent of the indemnifying Party will be [***]. Notwithstanding the foregoing, the indemnifying Party will be liable under this Article XV for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified Party in any such Claim, action or proceeding and it is determined that the indemnifying Party was liable to the indemnified Party for indemnification related to such settlement.

Section 15.6. Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF Article XIII OR Section 12.2 HEREOF, THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY A PARTY, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER THIS Article XV.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE XVI

MANUFACTURING AND SUPPLY TERMS

Section 16.1. Manufacture and Supply of Product. Ayala (itself or through an Affiliate or a Third Party that is selected by Ayala and acceptable to Novartis) (the “Approved Manufacturer”) shall have the exclusive right and responsibility to Manufacture and supply Product for Novartis’ requirements and use in Development in the Field in the Territory prior to exercise of the Option, including the Clinical Evaluation Materials, in accordance with the terms and conditions of this Article XVI, the Supply Agreement, and the Quality Agreement. To the extent that Novartis requires additional supply of Product following the exercise of the Option to prevent disruption of supply for subsequent clinical trials, the Parties will negotiate in good faith the terms of a mutually acceptable supply agreement.

Section 16.2. Pass-Through Costs. Ayala shall have the right to invoice Novartis on a monthly basis for the costs associated with Development and contracting for Manufacture of the Compound and/or Product by any Approved Manufacturer.

ARTICLE XVII

MISCELLANEOUS

Section 17.1. Certain Events.

(a) It is the intention of Novartis and Ayala that Novartis’ rights under this Agreement will remain in place if Ayala files a petition in bankruptcy, is adjudicated as bankrupt or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statue or proceeding, or a petition in bankruptcy is filed against it or is not dismissed within [***], or it becomes insolvent or makes an assignment for the benefit of creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets or it admits in writing its inability to pay its debts as they become due. It is the intention of Novartis and Ayala that Novartis’ exclusive rights and licenses to commercialize and market Products in the Field in the Territory continue, without impairment, if and after any bankruptcy event described in this Section 17.1(a).

(b) All rights and licenses granted under this Agreement by Ayala to Novartis are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses or other rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code. Ayala and Novartis agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Ayala and Novartis further agree that, in the event of the commencement of a bankruptcy proceeding by or against Ayala under the Bankruptcy Code, Novartis will be entitled, to the extent practicable, to a complete duplicate of all embodiments of such intellectual property, and such items, if not already in its possession, will be promptly delivered to Novartis upon (i) any such commencement of a bankruptcy proceeding unless Ayala elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, immediately upon the rejection of this Agreement by or on behalf of Ayala.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) If, under the Bankruptcy Code or successor similar law, a trustee in bankruptcy of Ayala, or Ayala, as debtor, desires to assign this Agreement to a Third Party in accordance with the Bankruptcy Code, the trustee or Ayala, as the case may be (in either case, the “Debtor”), shall notify Novartis. The notice will set out the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant data about the proposed assignment. The giving of this notice will constitute the grant to Novartis of an option to have this Agreement assigned to Novartis or to Novartis’ designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. The option may be exercised only by notice given by Novartis to the Debtor no later than [***] after Novartis’ receipt of the notice from the Debtor unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If Novartis does not exercise its option in a timely manner, then the Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified in the notice. Nothing in this Section 17.1 is intended to impair any rights which Novartis may have as a creditor in the bankruptcy proceeding.

Section 17.2. Governing Law. For all matters other than the scope and validity of Patents, this Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof and the Parties agree to the personal jurisdiction of and venue in any federal court located in the Southern District of New York or state court located in New York County, New York. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

Section 17.3. Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement will be resolved in accordance with Exhibit E attached hereto.

Section 17.4. Assignment and Binding Effect.

(a) This Agreement may not be assigned by either Party without the prior written consent of the other, except as otherwise permitted under this Section 17.4.

(b) Either Party may assign this Agreement to an Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets relating to the Program, but only if the assignee (i) has or simultaneously acquires all of the necessary rights and other assets to perform such Party’s obligations under this Agreement and (ii) agrees that it will have no right to participate in any activity or require the other Party to perform any obligation under this Agreement that would require the other Party or its Affiliates to disclose Confidential Information to such Third Party (other than the information required to be disclosed pursuant to Section 5.2.4 or following any termination pursuant to Article XIV) and to waive any rights with respect thereto, unless the other Party consents to such assignment (such consent not to be unreasonably withheld or delayed); and provided, that, with respect to Novartis, such Third Party shall not be, at the time of such assignment, a licensee or sublicensee of any other Third Party’s Exclusivity Product.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) No assignment under this Section 17.4 shall be effective unless the intended assignee executes and delivers to the Party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder (including, for clarity, any requirements for the assignor to exercise Commercially Reasonable Efforts with respect to any obligations hereunder). Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

(d) Any assignment in violation of this Section 17.4 shall be void and of no effect.

(e) This Agreement, and the rights and duties of the Parties therein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.

Section 17.5. Independent Contractor Status. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement will be construed to constitute, create, give effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.

Section 17.6. Extension to Affiliates. Novartis will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis will remain primarily liable for any acts or omissions of its Affiliates.

Section 17.7. Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by (a) personal service, (b) registered first-class United States mail, postage prepaid, return receipt requested, or (c) overnight delivery service, charges prepaid, and in each case addressed to the other Party at the address for such Party as set forth below, and shall be effective upon receipt in the case of clauses (a) or (c) above, and five (5) days after mailing in the case of clause (b) above.

If to Novartis, a copy to Novartis’ Alliance Manager by email and to:

Novartis International Pharmaceutical Ltd

Lichtstrasse 35

CH-4056 Basel

Switzerland

With a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to Ayala, a copy to Ayala’s Alliance Manager by email and to:

Ayala Pharmaceuticals, Inc.

c/o PHS Corporate Services

1313 N. Market Street, Suite 5100

Wilmington, DE 19801

The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

Section 17.8. Waivers. The waiver by either Party of a default or a breach of any provision of this Agreement by the other Party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time and will be signed by such Party.

Section 17.9. Entire Agreement. This Agreement (including the Exhibits hereto), together with the Confidentiality Agreement, Pharmacovigilance Agreement, Supply Agreement, and the Quality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior agreements and negotiations, and may be modified only by written agreement executed by both Parties.

Section 17.10. Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under Applicable Laws, then: (a) it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (b) the Parties will use endeavor to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

Section 17.11. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Agreement will be legal and binding on both Parties.

Section 17.12. Force Majeure. Neither Party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to causes beyond its reasonable control, including acts of God, earthquakes, fires, strikes, acts of war, or intervention of any Governmental Authority, but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the Party failing or delaying performance will promptly notify the other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected.

Section 17.13. Interest on Late Payments. If any Party fails to pay in full on or before the date due any royalty, fee or other amount that is required to be paid to the other Party under this Agreement, the paying Party will also pay to the other Party (or its designee), on demand, interest compounded daily on any such amount beginning [***] after such due date at an annual rate equal to the lowest prime rate as published by The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States) on or nearest to such due date plus [***] to be assessed from the date payment of the amount in question first became due.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Section 17.14. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.

Section 17.15. Headings and References. All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 17.16. Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (h) the word “any” shall mean “any and all” unless otherwise indicated by context; and (i) all references to “dollars” or “$” herein shall mean U.S. Dollars.

Section 17.17. No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

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Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Mamluk
Name: Roni Mamluk
Title: CEO

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

By:	/s/ Simone Pfirter
Name: Simone Pfirter
Title: Authorized Signatory

By:	/s/ Sylvain Belteung
Name: Sylvain Belteung
Title: Authorized Signatory

[Signature Page to Evaluation, Option and License Agreement]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

AYALA PATENTS

[***]

A-1

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EXHIBIT B

COMPOUND

[***]

B-1

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EXHIBIT C

EVALUATION STUDIES

[***]

C-1

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EXHIBIT D-1

INITIAL PRESS RELEASE

D-1-1

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DRAFT PRESS RELEASE

CONFIDENTIAL, NOT FOR DISTRIBUTION

December 16, 2018

Ayala Pharmaceuticals Signs Deal to Develop and Commercialize AL102 in Combination

with BCMA Targeting Agents in Multiple Myeloma

- Licensing agreement includes equity investment and potential development, clinical,

regulatory and commercial milestones and tiered royalties

- Ayala Retains Worldwide Rights to All Other Indications for AL102

REHOVOT, Israel & WILMINGTON, Del., ***, 2018 — Ayala Pharmaceuticals, Inc., a clinical-stage company developing medicines for cancers that are genetically identified, announced today that it entered into an option to license agreement with Novartis for its investigational agent AL102 in multiple myeloma. Under the terms of the deal, Ayala will receive a $10 million equity investment from Novartis and is eligible to receive development, clinical, regulatory and commercial milestones along with tiered royalties on net sales of AL102.

Novartis will conduct certain studies to evaluate AL102 in combination with its B-cell maturation antigen (BCMA) therapies in multiple myeloma. Ayala will provide the drug supply. All development costs associated with the above studies will be fully born by Novartis. Ayala retains worldwide license rights for AL102 for all other indications.

“We are extremely pleased to enter this agreement with Novartis on AL102. Novartis has a strong commitment and expertise in oncology, and a proven record of success in drug development, making them an ideal strategic partner for AL102 in multiple myeloma,” said Roni Mamluk, PhD, chief executive officer at Ayala. “This collaboration is important to Ayala as it immediately strengthens our balance sheet, further validates our technology and accelerates the clinical development of AL102 as a combination therapy in hematologic cancers.”

AL102 is an oral small-molecule that inhibits gamma secretase, an enzyme which may be targeted to increase levels of BCMA, which is expressed in most multiple myeloma patients. BCMA is actively shed from multiple myeloma cells by gamma secretase, hence its inhibition by AL102 may increase BCMA levels on multiple myeloma cells. Therefore, AL102 is being studied to evaluate its clinical role in enhancing anti-BCMA therapies.

Ayala is committed to developing new targeted therapies for genomically-defined cancers in patient populations with high unmet medical need. In addition to investigating AL102 as an anti-BMCA therapy in multiple myeloma, Ayala is evaluating AL102 as an inhibitor of the Notch pathway in other hematologic cancers.

Multiple myeloma is a rare and aggressive blood cancer that accounts for approximately one percent of all cancers. In the U.S., there are nearly 90,000 people living with, or in remission from, multiple myeloma. Approximately, 26,850 Americans are diagnosed with multiple myeloma each year and 11,240 patient deaths are reported on an annual basis.

D-1-2

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

About Ayala Pharmaceuticals

Ayala Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company dedicated to developing targeted cancer therapies for people living with genetically defined cancers. Ayala is broadly developing its product candidates, AL101 and AL102, best-in-class gamma secretase inhibitors, with clinical and nonclinical studies underway in both solid tumors (AL101) and hematologic malignancies (AL102). The company’s lead agent, AL101, is currently in Phase 2 for adenoid cystic carcinoma patients with tumor bearing Notch activating mutations.

As a precision oncology company, Ayala was founded in November 2017 with an experienced global management team and a strong investor base. For more information, visit www.ayalapharma.com.

Forward Looking Statements

This press release includes forward-looking statements. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from Ayala’s current expectations. Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “may,” “estimates,” “targets,” “hopes,” and other similar expressions that indicate trends and future events. Factors that could cause Ayala’s results to differ materially from those expressed in forward-looking statements include, without limitation, delays in receiving regulatory guidance for the development of BMS-906024, uncertainties inherent in the initiation of future clinical trials, availability of data from previous clinical trials, satisfactory quantities of clinical drug product, availability of patients who meet the clinical trial enrollment criteria, availability of sufficient funding for foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of BMS-906024. Ayala undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

# # #

Contact:

Ayala Pharmaceuticals

+1-857-444-0553

info@ayalapharma.com

D-1-3

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT D-2

FOLLOW-ON PRESS RELEASE

TO COME

D-2-1

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EXHIBIT E

DISPUTE RESOLUTION

[***]

E-1

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EXHIBIT F

INFORMATION PACKAGE FOR BIANNUAL EVALUATION REPORT

[***]

F-1

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 1.32

Compound Specifications

[***]

F-2

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Section 16.2

Pass-Through Costs

[***]

F-3